                                                                      EXHIBIT 4E

                                                                  EXECUTION COPY




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                                 $2,550,000,000




                                   REVOLVING
                                CREDIT AGREEMENT

                           Dated as of April 24, 1997

                                 ______________


                            CHRYSLER CORPORATION and
                             CHRYSLER CANADA LTD.,
                                  as BORROWERS



                             ROYAL BANK OF CANADA,
                        as CANADIAN ADMINISTRATIVE AGENT



                           THE CHASE MANHATTAN BANK,
                            as ADMINISTRATIVE AGENT




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

                               TABLE OF CONTENTS


                                                                            Page

SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . .      1
         1.2  Other Definitional Provisions . . . . . . . . . . . . . .     18

SECTION 2.  THE U.S. COMMITMENTS  . . . . . . . . . . . . . . . . . . .     18
         2.1  The U.S. Commitments  . . . . . . . . . . . . . . . . . .     18
         2.2  Procedure for U.S. Loan Borrowing . . . . . . . . . . . .     18
         2.3  Conversion and Continuation Options . . . . . . . . . . .     19
         2.4  Certain Matters Relating to Eurodollar Loans  . . . . . .     19

SECTION 3.  THE CANADIAN COMMITMENTS  . . . . . . . . . . . . . . . . .     21
         3.1  The Canadian Commitments  . . . . . . . . . . . . . . . .     21
         3.2  Procedure for C$ Prime Loan Borrowing . . . . . . . . . .     21
         3.3  Bankers' Acceptances  . . . . . . . . . . . . . . . . . .     21
         3.4  Conversion Option . . . . . . . . . . . . . . . . . . . .     24
         3.5  Currency Fluctuations, etc  . . . . . . . . . . . . . . .     24

SECTION 4.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . .     25
         4.1  Repayment of Loans; Evidence of Debt  . . . . . . . . . .     25
         4.2  Interest Rate and Payment Dates . . . . . . . . . . . . .     26
         4.3  Facility Fees . . . . . . . . . . . . . . . . . . . . . .     27
         4.4  Lending Procedures  . . . . . . . . . . . . . . . . . . .     27
         4.5  Termination or Reduction of Commitments . . . . . . . . .     28
         4.6  Optional Prepayments  . . . . . . . . . . . . . . . . . .     28
         4.7  Computation of Interest and Fees  . . . . . . . . . . . .     29
         4.8  Pro Rata Treatment and Payments . . . . . . . . . . . . .     30
         4.9  Increased Costs . . . . . . . . . . . . . . . . . . . . .     31
         4.10  Capital Adequacy . . . . . . . . . . . . . . . . . . . .     31
         4.11  Indemnity  . . . . . . . . . . . . . . . . . . . . . . .     32
         4.12  Use of Proceeds  . . . . . . . . . . . . . . . . . . . .     33
         4.13  Replacement of Banks . . . . . . . . . . . . . . . . . .     33

SECTION 5.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . .     33
         5.1  Financial Condition . . . . . . . . . . . . . . . . . . .     34
         5.2  No Change . . . . . . . . . . . . . . . . . . . . . . . .     34
         5.3  Corporate Existence . . . . . . . . . . . . . . . . . . .     34
         5.4  Corporate Authorization; No Violation . . . . . . . . . .     34
         5.5  Government Authorization  . . . . . . . . . . . . . . . .     34
         5.6  Federal Regulations . . . . . . . . . . . . . . . . . . .     34
         5.7  Enforceable Obligations . . . . . . . . . . . . . . . . .     35
         5.8  No Material Litigation  . . . . . . . . . . . . . . . . .     35

SECTION 6.  CONDITIONS PRECEDENT TO LOANS . . . . . . . . . . . . . . .     35
         6.1  Conditions of Effectiveness . . . . . . . . . . . . . . .     35

         6.2  Conditions to All Facility Loans  . . . . . . . . . . .       36

SECTION 7.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . .       37
         7.1  Financial Statements  . . . . . . . . . . . . . . . . .       37
         7.2  Certificates; Other Information . . . . . . . . . . . .       38
         7.3  Maintenance of Corporate Existence; Compliance with
              Applicable  Law . . . . . . . . . . . . . . . . . . . .       38
         7.4  Notices . . . . . . . . . . . . . . . . . . . . . . . .       38

SECTION 8.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . .       39
         8.1  Indebtedness to Total Capitalization  . . . . . . . . .       39
         8.2  Limitation on Liens . . . . . . . . . . . . . . . . . .       39
         8.3  Limitation on Sales and Leasebacks  . . . . . . . . . .       40
         8.4  Limitation on Fundamental Changes . . . . . . . . . . .       41

SECTION 9.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . .       41

SECTION 10.  THE AGENT  . . . . . . . . . . . . . . . . . . . . . . .       43
         10.1  Appointment  . . . . . . . . . . . . . . . . . . . . .       43
         10.2  Delegation of Duties . . . . . . . . . . . . . . . . .       44
         10.3  Exculpatory Provisions . . . . . . . . . . . . . . . .       44
         10.4  Reliance by Agents . . . . . . . . . . . . . . . . . .       44
         10.5  Notice of Default  . . . . . . . . . . . . . . . . . .       44
         10.6  Non-Reliance on Agents and other Banks . . . . . . . .       45
         10.7  Indemnification  . . . . . . . . . . . . . . . . . . .       45
         10.8  Agents in their Individual Capacity  . . . . . . . . .       45
         10.9  Successor Agent  . . . . . . . . . . . . . . . . . . .       46

SECTION 11.  FOREIGN CURRENCY SUBFACILITIES . . . . . . . . . . . . .       46
         11.1  Terms of Foreign Currency Subfacilities  . . . . . . .       46
         11.2  Currency Fluctuations, etc . . . . . . . . . . . . . .       48

                  SECTION 12.  GUARANTEE  . . . . . . . . . . . . . .       49
         12.1  Guarantee  . . . . . . . . . . . . . . . . . . . . . .       49
         12.2  No Subrogation, Contribution, Reimbursement or
               Indemnity  . . . . . . . . . . . . . . . . . . . . . .       49
         12.3  Amendments, etc. with respect to the Subsidiary
               Borrower Obligations   . . . . . . . . . . . . . . . .       50
         12.4  Guarantee Absolute and Unconditional . . . . . . . . .       50
         12.5  Reinstatement  . . . . . . . . . . . . . . . . . . . .       51
         12.6  Payments . . . . . . . . . . . . . . . . . . . . . . .       51
         12.7  Judgments Relating to Guarantee  . . . . . . . . . . .       52
         12.8  Independent Obligations  . . . . . . . . . . . . . . .       52

SECTION 13.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .       53
         13.1  Amendments and Waivers . . . . . . . . . . . . . . . .       53
         13.2  Notices  . . . . . . . . . . . . . . . . . . . . . . .       53
         13.3  No Waiver; Cumulative Remedies . . . . . . . . . . . .       54
         13.4  Survival of Representations and Warranties . . . . . .       55
         13.5  Payment of Expenses and Taxes  . . . . . . . . . . . .       55
         13.6  Successors and Assigns; Participations and
               Assignments  . . . . . . . . . . . . . . . . . . . . .       55
         13.7  Right of Set-off . . . . . . . . . . . . . . . . . . .       58

13.8  Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . .    58
         13.9  New Banks; Commitment Increases; Commitment Reallocations.    58
         13.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . .    60
         13.11  Judgments Relating to Chrysler Canada . . . . . . . . . .    60
         13.12  WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . . .    60
         13.13  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . .    60
         13.14  Integration . . . . . . . . . . . . . . . . . . . . . . .    61
         13.15  Information . . . . . . . . . . . . . . . . . . . . . . .    61

SCHEDULES

Schedule I   -            Commitments
Schedule II  -            Liens Permitted Under Subsection 8.2(a)

EXHIBITS

Exhibit A     -           Form of New Bank Supplement
Exhibit B     -           Form of Commitment Increase Supplement
Exhibit C     -           Form of Opinion of Simpson Thacher & Bartlett
Exhibit D-1   -           Form of Opinion of General Counsel to Chrysler
Exhibit D-2   -           Form of Opinion of Fasken Campbell Godfrey, Canadian Counsel to Chrysler Canada
Exhibit E-1   -           Form of Assignment and Acceptance
Exhibit E-2   -           Form of Commitment Reallocation Supplement
Exhibit F-1   -           Form of Addendum
Exhibit F-2   -           Form of Foreign Currency Subfacility Addendum
Exhibit G     -           Form of Closing Certificate
Exhibit H     -           Form of Promissory Note

                 REVOLVING CREDIT AGREEMENT dated as of April 24, 1997 among CHRYSLER CORPORATION, a Delaware corporation ("Chrysler"), CHRYSLER CANADA LTD., a Canadian corporation ("Chrysler Canada"), the several commercial banks from time to time parties to this Agreement (as more specifically defined below, the"Banks"), ROYAL BANK OF CANADA, a Canadian chartered bank ("Royal"), as Canadian administrative agent for the C$ Banks (as defined below) hereunder, and THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"), as administrative agent for the Banks hereunder.

                 The parties hereto hereby agree as follows:

                 SECTION 1.  DEFINITIONS

                 1.1 Defined Terms. As used in this Agreement, the terms defined in the caption to this Agreement shall have the meanings set forth therein, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "Acceptance Fee": the fee payable in C$ to each C$ Bank in respect of Bankers' Acceptances computed in accordance with subsection 3.3.

                 "Addendum":  an addendum substantially in the form of Exhibit
         F-1.

                 "Administrative Agent": Chase and its affiliates, as the arranger of the Commitments and as the agent for the Banks under this Agreement, together with any of its or their successors.

                 "Agents": the collective reference to the Administrative Agent and the Canadian Administrative Agent.

                 "Aggregate Canadian Extensions of Credit": with respect to any C$ Bank, at any time, the aggregate principal amount of all C$ Loans (US$ Equivalent) made by such Bank then outstanding.

                 "Aggregate Foreign Extensions of Credit": with respect to any US$ Bank, at any time, the sum of (a) the aggregate Foreign Currency Subfacility Maximum Borrowing Amounts with respect to such Bank under any Foreign Committed Subfacility to which it is a party and (b) the aggregate outstanding principal amount of all Foreign Currency Loans (US$ Equivalent) made by such Bank under any Foreign Uncommitted Subfacility to which it is a party.

                 "Aggregate U.S. Extensions of Credit": with respect to any US$ Bank, at any time, the aggregate principal amount of all U.S. Loans made by such Bank then outstanding.

                 "Aggregate U.S./Foreign Extensions of Credit": with respect to any US$ Bank, at any time, the sum of the Aggregate Foreign Extensions of Credit of such Bank and the Aggregate U.S. Extensions of Credit of such Bank at such time.

                 "Agreement": this Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                 "Applicable BA Discount Rate":

                 (a) with respect to any Schedule I C$ Bank, as applicable to a Bankers' Acceptance being purchased by such Schedule I C$ Bank on any day, the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Administrative Agent by each
         Schedule I C$ Reference Bank as the percentage discount rate at which such Schedule I C$ Reference Bank would, in accordance with its normal practices, at or about 10:00 A.M., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such Schedule I Reference C$ Bank having a maturity date comparable to the maturity date of such Bankers' Acceptance; and

                 (b) with respect to any Schedule II C$ Bank, as applicable to a Bankers' Acceptance being purchased by such Schedule II C$ Bank on any day, the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Administrative Agent by each
         Schedule II C$ Reference Bank as the percentage discount rate at which such Schedule II C$ Reference Bank would, in accordance with its normal practices, at or about 10:00 A.M., Toronto time, on such day, be prepared to purchase bankers' acceptances accepted by such Schedule II Reference C$ Bank having a maturity date comparable to the maturity date of such Bankers' Acceptance.

                 "Applicable Margin": with respect to each Eurodollar Loan or Bankers' Acceptance at any date, the applicable percentage per annum set forth below based upon the Status and U.S. Utilization or Canadian Utilization, as applicable, on such date (provided that if the Commitments have been terminated prior to such date, the U.S. Utilization and Canadian Utilization for such date shall be deemed to be greater than 50%):

                                                   Level I         Level II      Level III        Level IV         Level V
                   U.S./Canadian Utilization       Status           Status         Status          Status          Status
                   -------------------------       ------           ------         ------          ------          ------

                   Less than or equal to
                   50%:                            0.1300%         0.1450%        0.2150%         0.2500%          0.4250%
                   Greater than 50%:               0.2550%         0.2700%        0.3400%         0.3750%          0.5500%

                 "Assignee":  as defined in subsection 13.6(c).

                 "Available Canadian Commitment": as to any C$ Bank, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Bank's Canadian Commitment at such time over (b) the Aggregate Canadian Extensions of Credit of such Bank at such time.

                 "Available U.S. Commitment": as to any US$ Bank, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Bank's U.S. Commitment at such time over (b) the Aggregate U.S./Foreign Extensions of Credit of such Bank at such time.

                 "BA Discount Proceeds": in respect of any Bankers' Acceptance to be purchased by a C$ Bank on any day under subsection 3.3, an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

                 (i)  the face amount of such Bankers' Acceptance; by

                 (ii)  the sum of one plus the product of:

                        (1) the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers' Acceptance; and

                        (2) a fraction, the numerator of which is the number of days remaining in the term of such Bankers' Acceptance and the denominator of which is 365;

                                with such product being rounded up or
                                down to the fifth decimal place and .000005 being rounded up.

                 "Bankers' Acceptance": a bill of exchange denominated in C$ drawn by Chrysler Canada and accepted by a C$ Bank pursuant to subsection 3.3.

                 "Banking Day": in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

                 "Bank Rate": the upper limit of the Bank of Canada operating band for overnight loans as announced from time to time.

                 "Banks": as defined in the caption to this Agreement; provided, that (a) each reference herein to any Bank shall be deemed to be a reference to each US$ Bank and to each C$ Bank unless the context otherwise requires (in which case such reference shall be deemed to be a reference only to each US$ Bank or to each C$ Bank, as applicable) and (b) each reference herein to any Bank shall, to the extent applicable, be deemed to be a reference to any subsidiary, affiliate, branch or agency of any Bank which is a party to a Foreign Currency Subfacility.

                 "Base Rate": at a particular date, the higher of (a) the rate of interest publicly announced by Chase in New York City from time to time as its prime rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. The prime rate is not intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors.

                 "Base Rate Loans": U.S. Loans at such time as they are made and/or being maintained at a rate of interest equal to or based upon the Base Rate.

                 "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2, 3.2 or 3.3 as a date on which a Facility Borrower requests the Banks to make Facility Loans.

                 "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (a) when used in connection with a Eurodollar Loan with respect to which the Eurodollar Rate is determined based upon the Telerate screen in accordance with the definition of Eurodollar Rate, "Business Day" shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York City and (b) when used in connection with a C$ Loan, "Business Day" shall mean a day on which banks are open for business in Toronto, Ontario, Canada but excludes Saturday, Sunday and any other day which is a legal holiday in Toronto, Ontario, Canada.

                 "C$ Bank": each Bank designated as a "C$ Bank" on Schedule I, as such Schedule may be modified from time to time pursuant to subsection 13.6 or 13.9.

                 "C$ Commitment Percentage": as to any C$ Bank at any time, the percentage of the aggregate Canadian Commitments then constituted by such Bank's Canadian Commitment.

                 "C$ Loans": the collective reference to C$ Prime Loans and Bankers' Acceptances. For the purposes of this Agreement, the principal amount of any C$ Loan constituting a Bankers' Acceptance shall be deemed to be the face amount of such Bankers' Acceptance.

                 "C$ Prime Loans": C$ Loans at such time as they bear interest at a rate based upon the Canadian Prime Rate.

                 "CAFE": Corporate Average Fuel Economy Standards promulgated by the United States Department of Transportation.

                 "Canadian Administrative Agent": Royal, in its capacity as Canadian administrative agent for the C$ Banks under this Agreement, together with any of its successors.

                 "Canadian Calculation Date": the Business Day immediately preceding the Effective Date and the last Business Day of each calendar month.

                 "Canadian Commitment": as to any C$ Bank, its obligation to make C$ Loans and purchase Bankers' Acceptances, to or from Chrysler Canada hereunder in an aggregate principal amount (US$ Equivalent) at any one time outstanding not to exceed the amount (expressed in Dollars) set forth opposite such Bank's name on Schedule I, as such amount may be changed from time to time as provided herein.

                 "Canadian Dollars" or "C$":  lawful currency of Canada.

                 "Canadian Exchange Rate": on a particular date, the rate at which C$ may be exchanged into Dollars, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen page BOFC. In the event that such rate does not appear on such Reuters page, the "Canadian Exchange Rate" shall be determined by reference to any other means (as selected by the Canadian Administrative Agent) by which such rate is quoted or published from time to time by the Bank of Canada; provided, that if at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Canadian Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

                 "Canadian Facility Fee":  as defined in subsection 4.3(b).

                 "Canadian Prime Rate": with respect to a C$ Prime Loan, on any day, the greater of (a) the annual rate of interest announced from time to time by Royal as its reference rate then in effect for determining interest rates on C$ denominated commercial loans in Canada and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate and (ii) 0.75% per annum.

                 "Canadian Register":  as defined in subsection 13.6(d).

                 "Canadian Reset Date":  as defined in subsection 3.5(a).

                 "Canadian Utilization": with respect to any Utilization Period, the percentage equivalent of a fraction (a) the numerator of which is the average daily principal amount of C$ Loans (US$ Equivalent) outstanding during such Utilization Period and (b) the denominator of which is the average daily amount of the aggregate Canadian Commitments of all C$ Banks during such Utilization Period.

                 "Capital Lease Obligations": of any Person at a particular time, the obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

                 "Car Rental Operations": collectively, (i) each corporation substantially all of the assets of which constitute motor vehicles in daily rental service and (ii) Pentastar.


                 "CDOR Rate": on any day, the annual rate of interest which is the rate based on an average 30 day rate applicable to C$ bankers' acceptances appearing on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 A.M., Toronto time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be calculated as the arithmetic mean of the 30 day rates applicable to C$ bankers' acceptances quoted by the
         Schedule I C$ Reference Banks as of 10:00 A.M., Toronto time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If less than all of the Schedule I C$ Reference Banks quote the aforementioned rate on the days and at the times described above, the "CDOR Rate" shall be such other rate or rates as the Canadian Administrative Agent and Chrysler Canada may agree.

                 "CFC": Chrysler Financial Corporation, a Michigan corporation.

                 "Chartered Bank": a bank named on Schedule I or Schedule II to the Bank Act (Canada).

                 "Chrysler Mexican Subsidiary": any Subsidiary of Chrysler organized under the laws of Mexico.

                 "Chrysler Technologies": Chrysler Technologies Corporation, a Michigan corporation.

                 "Code": the Internal Revenue Code of 1986, as amended from time to time.

                 "Commercial Bank": (a) with respect to the U.S. Commitments and the U.S. Loans thereunder, any Person (i) licensed to engage in commercial banking business and (ii) which on the date it becomes a Bank (or purchases a participation) hereunder (x) is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (y) is entitled to an exemption from, or is not subject to, United States backup withholding tax and (b) with respect to the Canadian Commitments and the C$ Loans thereunder, any Chartered Bank which (except in the case of participations) has a Related US$ Bank.

                 "Commitment": as to any Bank, the sum of such Bank's U.S. Commitment and Canadian Commitment.

                 "Commitment Percentage": as to any Bank at a particular time, the percentage of the aggregate Commitments then constituted by such Bank's Commitment.

                 "Commitment Period": as to the Commitment of any Bank, the period from and including the Effective Date (or, in the case of any Assignee which is not already a Bank and any New Bank, from the date that such Assignee or New Bank becomes a party to this Agreement as provided in subsection 13.6(c) or 13.9, as the case may be) to but not including the Termination Date or such earlier date as such Commitment shall terminate as provided herein.

                 "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with Chrysler within the meaning of Section 414(b) or (c) of the Code.

                 "Company Car Program": the program (or any substantially similar successor program) in existence on the Effective Date pursuant to which Chrysler makes motor vehicles available for lease to certain current and former employees of Chrysler and its subsidiaries.

                 "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                 "D&P":  Duff & Phelps Credit Rating Company or its successors.

                 "D&P Bond Rating": for any day, the rating of Chrysler's senior long-term unsecured debt by D&P in effect at 9:00 A.M., New York City time, on such day. If D&P shall have changed its system of classifications after the date hereof, the D&P Bond Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

                 "Default": except as otherwise provided in Section 9(c), any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or the happening of any other condition, has been satisfied.

                 "Defease" or "Defeasance": with respect to any Bankers' Acceptance accepted by a C$ Bank, the payment by Chrysler Canada to such C$ Bank of an amount equal to the aggregate face amount of Chrysler Canada's obligations pursuant to such Bankers' Acceptance which amount shall be (a) held by such C$ Bank for application, at the maturity of such Bankers' Acceptance, to the payment of such C$ Bank's obligations with respect to such Bankers' Acceptance and (b) invested by such C$ Bank in bankers' acceptances or cash equivalents reasonably acceptable to such C$ Bank as directed by Chrysler Canada, provided that in the case of investments in bankers' acceptances, (i) such investments shall be available to such C$ Bank on customary terms and
         (ii) the amounts and maturities thereof shall be no greater or longer than the amount and maturity of such Bankers' Acceptance. Each of Chrysler Canada and each C$ Bank hereby agrees that, upon Chrysler Canada effecting the Defeasance of any Bankers' Acceptance accepted by such C$ Bank, Chrysler Canada shall be released from all obligations to such C$ Bank in any way relating to such Bankers' Acceptance. In addition, each such C$ Bank agrees that it will, at the maturity of the applicable Bankers' Acceptance, pay to Chrysler Canada an amount equal to the income earned by such C$ Bank on any investments made pursuant to clause (b) of this definition.

                 "Designated Canadian Commitment Amount": with respect to each C$ Bank at a particular time, the Designated Canadian Percentage of such C$ Bank's Canadian Commitment then in effect; provided, that in the event that C$ Loans shall be outstanding after the Canadian Commitments shall have been terminated, the "Designated Canadian Commitment Amount" of such C$ Bank, on any day, shall be deemed to equal the Designated Canadian Percentage of the aggregate principal amount of the C$ Loans (US$ Equivalent) made by such C$ Bank outstanding on such day.

                 "Designated Canadian Percentage": a percentage which may be specified by each C$ Bank, and may be changed from time to time, by written notice to each Facility Borrower and each Agent; provided, that if no such percentage has been so specified, such percentage shall be deemed to be zero. Each such notice shall, unless otherwise agreed by each Facility Borrower, be furnished within a 30-day period commencing on the Effective Date or commencing on an anniversary of the Effective Date.

                 "Dollars" or "$":  lawful currency of the United States.

                 "E-Mail Bank": any Bank that has authorized use of an electronic mail address as its notice address for the purposes of this Agreement, as specified in an administrative questionnaire (or other written notice) delivered to the Administrative Agent and Chrysler, provided that such authorization has not subsequently been rescinded pursuant to a written notice submitted by such Bank to the Administrative Agent and Chrysler.

                 "Effective Date": subject to satisfaction of the conditions set forth in subsection 6.1, April 24, 1997.

                 "Environmental Laws": any and all Federal, foreign, state, provincial, local and municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.


                 "Eurodollar Loans": U.S. Loans at such time as they are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

                 "Eurodollar Rate": in the case of any Eurodollar Loan, with respect to each day during each Interest Period pertaining to such Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest
         Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, provided, that in the event that such rate does not appear on Page
         3750 of the Telerate Service (or otherwise on such service), the " Eurodollar Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and Chrysler. In the absence of such agreement, the "Eurodollar Rate" shall instead be the rate per annum equal to the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the respective rates notified to the Administrative Agent by each of the Eurodollar Reference Banks as the rate at which such Eurodollar Reference Bank is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of the relevant Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                 "Eurodollar Reference Banks": Chase, Royal and Credit Suisse First Boston or such successor bank as shall be chosen in accordance with subsection 4.7(c).

                 "Eurodollar Tranche": the collective reference to Eurodollar Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Eurodollar Loans originally were made on the same day).

                 "Eurostar": Eurostar Automobilwerk Gesellschaft mbH & Co. K-G, an Austrian corporation.

                 "Event of Default": except as otherwise provided in Section 9(c), any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or the happening of any other condition, has been satisfied.

                 "Excess U.S. Utilization Period": any Utilization Period with respect to which the U.S. Utilization exceeds 50%.

                 "Excluded Subsidiaries": Chrysler Technologies, each of its subsidiaries, CFC, each of its subsidiaries, each Receivable Finance Company and the Car Rental Operations.

                 "Existing Credit Agreement": the Revolving Credit Agreement dated as of April 26, 1996 among Chrysler, Chrysler Canada, the banks parties thereto, Royal, as Canadian administrative agent and Chase, as administrative agent.

                 "Facility Borrowers": the collective reference to Chrysler and Chrysler Canada.

                 "Facility Fee":  any U.S. Facility Fee or Canadian Facility
         Fee.

                 "Facility Fee Rate": for any day, the rate per annum set forth below opposite the Status in effect on such day:

                                                      Facility Fee
              Status                                      Rate
              ------                                  ------------

           Level I Status                               0.0700%

           Level II Status                              0.0800%

           Level III Status                             0.1100%

           Level IV Status                              0.1500%

           Level V Status                               0.2000%

                 "Facility Loans": the collective reference to the U.S. Loans and the C$ Loans.

                 "Federal Funds Effective Rate": as defined in the definition of Base Rate.

                 "Final Date": the later of (a) the Termination Date and (b) the date on which all of the Loans shall have been paid in full.

                 "Fitch":  Fitch Investors Service, Inc. or its successors.

                 "Fitch Bond Rating": for any day, the rating of Chrysler's senior long-term unsecured debt by Fitch in effect at 9:00 A.M., New York City time, on such day. If Fitch shall have changed its system of classifications after the date hereof, the Fitch Bond Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

                 "Foreign Borrowers": the collective reference to (a) the Foreign Subsidiary Borrowers and (b) if applicable, Chrysler in its capacity as a borrower under any Foreign Currency Subfacility.

                 "Foreign Calculation Date": the last Business Day of each calendar month.

                 "Foreign Committed Subfacility": any Foreign Currency Subfacility designated as a "Foreign Committed Subfacility" pursuant to the relevant Foreign Currency Subfacility Addendum.

                 "Foreign Currency": Dollars and any currency other than Dollars as to which a Foreign Exchange Rate may be calculated.

                 "Foreign Currency Loans": any loan made pursuant to a Foreign Currency Subfacility.

                 "Foreign Currency Subfacility": any credit facility providing for borrowings in a Foreign Currency which has been designated as a "Foreign Currency Subfacility" pursuant to a Foreign Currency Subfacility Addendum.

                 "Foreign Currency Subfacility Addendum": a Foreign Currency Subfacility Addendum substantially in the form of Exhibit F-2 and conforming to the requirements of Section 11.

                 "Foreign Currency Subfacility Maximum Borrowing Amount": as defined in subsection 11.1(b).

                 "Foreign Exchange Rate": with respect to any Foreign Currency (other than Dollars) on a particular date, the rate at which such Foreign Currency may be exchanged into Dollars, equal to the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the respective rates notified to the Administrative Agent by each of the Foreign Exchange Reference Banks as the spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 12:00 noon, local time, at such date for the purchase of Dollars with such Foreign Currency, for delivery two Banking Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted by the Foreign Exchange Reference Banks, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

                 "Foreign Exchange Reference Banks": the collective reference to Chase, Royal and Credit Suisse First Boston or such successor bank as shall be chosen in accordance with subsection 4.7(c).

                 "Foreign Reset Date":  as defined in subsection 11.2(a).

                 "Foreign Subsidiary": any Subsidiary that (a) is organized under the laws of any jurisdiction outside the United States of America, Puerto Rico and Canada, or (b) conducts the major portion of its business outside the United States of America, Puerto Rico and Canada.

                 "Foreign Subsidiary Borrower": any Subsidiary which is a borrower under a Foreign Currency Subfacility.

                 "Foreign Uncommitted Subfacility": any Foreign Currency Subfacility designated as a "Foreign Uncommitted Subfacility" pursuant to the relevant Foreign Currency Subfacility Addendum.

                 "GAAP": generally accepted accounting principles in the United States of America and, to the extent applicable, Canada, in effect from time to time, except that for purposes of determining compliance with the covenants set forth in subsections 8.1 and 8.2(n), "GAAP" shall mean generally accepted accounting principles in the United States of America ("U.S. GAAP") and, to the extent applicable, Canada, in effect on December 31, 1996 applied, in the case of U.S. GAAP, consistently with those used in compiling the audited financial statements referred to in subsection 5.1.

                 "Governmental Authority": any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guaranty": any guaranty by any Person of Indebtedness or other obligations of any other Person or any assurance with respect to the financial condition of any other Person (including, without limitation, any purchase or repurchase agreement, any indemnity or any keep-well, take-or-pay, through-put or other arrangement having the effect of assuring or holding harmless any third Person against loss with respect to any Indebtedness or other obligation of such other Person) except indorsements of negotiable instruments for collection in the ordinary course of business.

                 "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

                 "Indebtedness": as applied to any Person, without duplication: (a) any indebtedness of such Person or any of its Subsidiaries for borrowed money or for the deferred purchase price of property or services, (b) any withdrawal obligation of such Person or any of its Subsidiaries to a Multiemployer Plan, (c) all Capital Lease Obligations of such Person and its Subsidiaries, (d) all liabilities of the types described in clauses (a) through (c) of this definition entitled to the benefits of any Guaranty by such Person or any of its Subsidiaries and (e) all liabilities secured by any Lien on any property owned by such Person or any of its Subsidiaries even though such Person or such Subsidiary has not assumed or otherwise become liable for the payment thereof, in each case to be determined on a consolidated basis in accordance with GAAP; provided, however, that the term "Indebtedness" shall not include short-term obligations (including Guaranties in respect thereof) payable to suppliers incurred in the ordinary course of business; and provided, further, that for purposes of subsection 8.1, "Indebtedness" shall include obligations of the types described in clauses (a) through (e) of this definition of Chrysler Technologies and its subsidiaries.

                 "Initial Offered Canadian Commitment Amount": with respect to each C$ Bank, the amount specified opposite such Bank's name on
         Schedule I in the column captioned "Initial Offered Canadian Commitment Amount", which amount shall equal the commitment amount offered by such Bank in connection with the initial syndication of the Canadian Commitments.

                 "Interest Period": with respect to any Eurodollar Loan:

                          (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by Chrysler in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by Chrysler by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided, that the foregoing provisions are subject to the following:

                          (A) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                          (B) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                          (C) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date.

                 "Level": any of Level I, Level II, Level III, Level IV or Level V.

                 "Level I": (i) an S&P Bond Rating of A or better, (ii) a Moody's Bond Rating of A2 or better, (iii) a D&P Bond Rating of A or better and (iv) a Fitch Bond Rating of A or better.

                 "Level II": (i) an S&P Bond Rating of A-, (ii) a Moody's Bond Rating of A3, (iii) a D&P Bond Rating of A- and (iv) a Fitch Bond Rating of A-.

                 "Level III": (i) an S&P Bond Rating of BBB+ or BBB, (ii) a Moody's Bond Rating of Baa1 or Baa2, (iii) a D&P Bond Rating of BBB+ or BBB and (iv) a Fitch Bond Rating of BBB+ or BBB.

                 "Level IV": (i) an S&P Bond Rating of BBB-, (ii) a Moody's Bond Rating of Baa3, (iii) a D&P Bond Rating of BBB- and (iv) a Fitch Bond Rating of BBB-.

                 "Level V": (i) an S&P Bond Rating of BB+ (or lower ) or unrated, (ii) a Moody's Bond Rating of Ba1 (or lower) or unrated,
         (iii) a D&P Bond Rating of BB+ (or lower) or unrated and (iv) a Fitch Bond Rating of BB+ (or lower) or unrated.

                 "Lien": (a) any judgment lien or execution, attachment, levy, distraint or similar legal process or (b) any mortgage, pledge, hypothecation, assignment, lien, charge, encumbrance or other security interest of any kind or nature whatsoever (including, without limitation, the interest of the lessor under any capital lease and the interest of the seller under any conditional sale or other title retention agreement), which secures or purports to secure any Indebtedness or other indebtedness or obligations.

                "Loans": the collective reference to the Facility Loans and the Foreign Currency Loans.

                 "Moody's":  Moody's Investors Service, Inc. or its successors.

                 "Moody's Bond Rating": for any day, the rating of Chrysler's senior long-term unsecured debt by Moody's in effect at 9:00 A.M., New York City time, on such day. If Moody's shall have changed its system of classifications after the date hereof, the Moody's Bond Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

                "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "New Bank":  as defined in subsection 13.9.

                 "New Venture Gear": New Venture Gear, Inc., a Delaware corporation.

                 "Other Taxes":  as defined in the definition of "Taxes".

                 "Pentastar": Pentastar Transportation Group, Inc., an Oklahoma corporation.

                 "Permitted Encumbrances": (a) Liens for taxes not yet due or which are being contested in good faith by appropriate actions, provided that adequate reserves with respect thereto are maintained on the books of Chrysler in conformity with GAAP, (b) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate actions and (c) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount in relation to the value of the property subject thereto and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Chrysler.

                 "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which Chrysler or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as such term is defined in Section 3(5) of ERISA.

                 "Rating Agencies": the collective reference to D&P, Fitch, Moody's and S&P.

                 "Receivable Finance Company": any corporation substantially all of the assets of which constitute receivables arising out of the making of loans to Persons to finance the acquisition of tangible property.

                 "Reference Banks": the collective reference to the Eurodollar Reference Banks, the Foreign Exchange Reference Banks, the Schedule I C$ Reference Banks and the Schedule II C$ Reference Banks.

                "Registers": the collective reference to the U.S. Register and the Canadian Register.

                 "Regulation G": Regulation G of the Board of Governors of the Federal Reserve System, as from time to time in effect.

                 "Regulation T": Regulation T of the Board of Governors of the Federal Reserve System, as from time to time in effect.

                 "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System, as from time to time in effect.

                 "Regulation X": Regulation X of the Board of Governors of the Federal Reserve System, as from time to time in effect.

                 "Related C$ Bank": as defined in the definition of "US$ Bank Combined Commitment".

                 "Related US$ Bank": as defined in the definition of "US$ Bank Combined Commitment".

                 "Required Banks": at a particular time, Banks having at least 51% of the aggregate amount of the Commitments at such time or, if the Commitments have expired or been terminated or for purposes of determining whether to accelerate the Loans pursuant to Section

         9, Banks holding at least 51% of the outstanding principal amount of the Loans (US$ Equivalent).

                 "Required Canadian Banks": at any date, C$ Banks having at least 51% of the aggregate amount of the Canadian Commitments at such date.

                 "Required U.S. Banks": at any date, US$ Banks having at least 51% of the aggregate amount of the U.S. Commitments at such date.

                 "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Responsible Officer": at a particular time, the Chief Financial Officer, the Treasurer or the Controller of Chrysler or Chrysler Canada, as the case may be. Each certificate furnished by a Responsible Officer hereunder shall be treated as a certificate on behalf of the relevant Facility Borrower and no Responsible Officer shall have any personal liability in connection therewith.

                 "S&P":  Standard & Poor's Ratings Services or its successors.

                 "S&P Bond Rating": for any day, the rating of Chrysler's senior long-term unsecured debt by S&P in effect at 9:00 A.M., New York City time, on such day. If S&P shall have changed its system of classifications after the date hereof, the S&P Bond Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

                 "Schedule I C$ Bank": any C$ Bank named on Schedule I to the Bank Act (Canada).

                 "Schedule I Reference C$ Banks": the collective reference to Royal, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce.

                 "Schedule II C$ Bank": any C$ Bank named on Schedule II to the Bank Act (Canada).

                 "Schedule II Reference C$ Banks": the collective reference to The Chase Manhattan Bank of Canada, ABN Amro Bank Canada and Morgan Bank of Canada.


                 "Status": as to Chrysler, the existence of Level I, Level II, Level III, Level IV or Level V, as the case may be. For the purposes of this definition, "Status" will be set at the lowest Level assigned to Chrysler by any Rating Agency, unless only one Rating Agency has assigned such Level to Chrysler, in which case the Status will be set at the second lowest Level assigned to Chrysler by any Rating Agency. Level I shall be deemed to be the highest Level and Level V shall be deemed to be the lowest Level.

                 "Subsidiary": at a particular time, any corporation that would then be required to be included as a consolidated subsidiary of Chrysler in the financial statements contained in an annual report prepared by Chrysler on Form 10-K pursuant to the Securities Exchange Act of 1934, as amended, provided that no Excluded Subsidiary shall be or, for any reason, become a Subsidiary for purposes of this Agreement. "Significant Subsidiary" shall mean, at a particular time, Chrysler Canada, Chrysler de Mexico, S.A. and any other Subsidiary the assets of which then constitute at least 10% of the consolidated assets of Chrysler and its Subsidiaries. "Wholly-owned Subsidiary" shall mean any Subsidiary at least 90% of whose capital stock having ordinary voting power for the election of directors is owned, directly or indirectly, by Chrysler.

                 "Subsidiary Borrowers": the collective reference to Chrysler Canada and the Foreign Subsidiary Borrowers.

                 "Subsidiary Borrower Obligations": with respect to each Subsidiary Borrower, the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans made to such Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to such Subsidiary Borrower and all other obligations and liabilities of such Subsidiary Borrower to any Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Foreign Currency Subfacility or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Agent or to any Bank that are required to be paid by such Subsidiary Borrower pursuant to this Agreement or any Foreign Currency Subfacility) or otherwise.

                 "Taxes": all net income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), excluding, with respect to any Bank, net income taxes, franchise taxes imposed in lieu of net income taxes, and Canadian capital and large corporations taxes, in each case imposed by any country (or any political subdivision or taxing authority thereof or therein) where such Bank is organized or, in respect of such Bank's Eurodollar Loans, by the country (or any political subdivision or tax authority thereof or therein) where such Bank's Eurodollar Loans are booked and, in respect of such Bank's Base Rate Loans, by the country (or any political subdivision or tax authority thereof or therein) where such Bank's Base Rate Loans are booked (such excluded taxes, "Other Taxes").

                 "Termination Date": April 24, 2002, or such earlier date as the Commitments shall terminate as provided herein.

                 "Total Capitalization": the sum of Indebtedness and Total Shareholders' Equity.

                 "Total Shareholders' Equity": the sum of (i) the par value (or stated value on the books of Chrysler) of the capital stock of Chrysler, (ii) the par value (or stated value on the books of Chrysler) of the preferred stock of Chrysler, (iii) the aggregate amount of additional paid-in capital of Chrysler and (iv) retained earnings (or minus accumulated deficit) of Chrysler less (v) treasury stock (at cost) of Chrysler, each of clauses (i) through (v) of this definition determined in accordance with GAAP and, to the extent not inconsistent with GAAP, in accordance with Chrysler's past practices.

                 "Type": as to any U.S. Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

                 "US$ Bank": each Bank designated as a "US$ Bank" on Schedule I, as such Schedule may be modified from time to time pursuant to subsection 13.6 or 13.9.

                 "US$ Bank Combined Commitment": as to any US$ Bank, the sum of (a) such Bank's U.S. Commitment and (b) if such Bank has a Related C$ Bank, such Related C$ Bank's Canadian Commitment; provided, that in the event that Loans shall be outstanding after the Commitments shall have been terminated, the "US$ Bank Combined Commitment" of each US$ Bank, on any day, shall be deemed to equal the aggregate principal amount of the Loans (US$ Equivalent) made by such Bank (or, if applicable, such Bank's Related C$ Bank) outstanding on such day. For the purposes of this Agreement, (i) " Related C$ Bank" means, with respect to any US$ Bank, as applicable, either (x) such Bank in its capacity as a C$ Bank or (y) any subsidiary, affiliate, branch or agency of such Bank which is a C$ Bank and (ii) "Related US$ Bank" means, with respect to any C$ Bank, as applicable, either (x) such Bank in its capacity as a US$ Bank or (y) any subsidiary, affiliate, branch or agency of such Bank which is a US$ Bank. The entry by any US$ Bank into any Foreign Currency Subfacility shall have no effect on the amount of the US$ Bank Combined Commitment of such Bank.

                 "US$ Bank Net Combined Commitment": with respect to each US$ Bank, an amount equal to such US$ Bank's US$ Bank Combined Commitment minus, in the case of each US$ Bank that has a Related C$ Bank, such Related C$ Bank's Designated Canadian Commitment Amount.

                 "US$ Equivalent": on any date of determination, with respect to any amount in Canadian Dollars or any Foreign Currency, the equivalent in Dollars of such amount, determined by the relevant Agent using the Canadian Exchange Rate or the Foreign Exchange Rate, as applicable, then in effect with respect thereto as determined pursuant to subsection 3.5 or Section 11, respectively.

                 "U.S. Commitment": as to any US$ Bank, its obligation to make U.S. Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule I, as such amount may be reduced or increased as provided herein.

                 "U.S. Commitment Percentage": as to any US$ Bank at any time, the percentage of the aggregate U.S. Commitments then constituted by such Bank's U.S. Commitment.

                 "U.S. Facility Fee":  as defined in subsection 4.3(a).

                 "U.S. Net Commitment": at any date, with respect to any US$ Bank, the excess of (a) the U.S. Commitment of such Bank on such date over (b) the Aggregate Foreign Extensions of Credit of such Bank on such date.

                 "U.S. Loans":  as defined in subsection 2.1(a).

                 "U.S. Register":  as defined in subsection 13.6(d).

                 "U.S. Utilization": for any Utilization Period, with respect to the U.S. Commitments, the percentage equivalent of a fraction (a) the numerator of which is the average daily principal amount of U.S. Loans outstanding during such Utilization Period and (b) the denominator of which is the average daily amount of the aggregate U.S. Net Commitments of all US$ Banks during such Utilization Period.

                 "Utilization Period":  (a) each fiscal quarter of Chrysler and
         (b) any portion of a fiscal quarter of Chrysler ending on the Final
         Date.

                 1.2 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

                 (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to Chrysler and its subsidiaries not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. The covenant contained in subsection 5.1 that the financial statements furnished to the Banks for the first three quarterly periods of each fiscal year of Chrysler be prepared in accordance with GAAP shall not be construed to mean that the technical presentation of such financial statements need be in accordance with GAAP, so long as the presentation (with respect to such matters as the presence or absence of footnotes, captions and the like) of such financial statements is in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 SECTION 2.  THE U.S. COMMITMENTS

                 2.1 The U.S. Commitments. (a) Subject to the terms and conditions hereof, each US$ Bank severally agrees to make revolving credit loans ("U.S. Loans") to Chrysler from time to time during the Commitment Period. During the Commitment Period, Chrysler may use the U.S. Commitment of each US$ Bank by borrowing, prepaying or repaying the U.S. Loans of such Bank in whole or in part and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may U.S. Loans be borrowed under this subsection 2.1 if, after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount of U.S. Loans made by any US$ Bank then outstanding would exceed such Bank's U.S. Net Commitment.

                 (b) U.S. Loans may be Base Rate Loans or Eurodollar Loans, or any combination thereof, as determined by Chrysler and notified to the Administrative Agent in accordance with subsection 2.3, provided that no Eurodollar Loans shall be made during any period commencing with the day following the day that is one month prior to the Termination Date and ending on the Termination Date.

                 2.2 Procedure for U.S. Loan Borrowing. Chrysler may borrow under the U.S. Commitments during the Commitment Period on any Business Day, provided, that Chrysler shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans and (ii) two Business Days prior to the requested Borrowing Date, in the case of Base Rate Loans) specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be of Eurodollar Loans or Base Rate Loans and (D) if the borrowing is to be of Eurodollar Loans, the duration of the Interest Period with respect thereto. Upon receipt of such notice the Administrative Agent shall promptly notify each US$ Bank thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each US$ Bank shall make an amount equal to the amount of the U.S. Loan to be made by such Bank available to the Administrative Agent for the account of Chrysler at the office of the Administrative Agent specified in subsection 13.2 in funds immediately available to the Administrative Agent. Such borrowing will then be made available to Chrysler by the Administrative Agent crediting the account of Chrysler on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the US$ Banks and in like funds as received by the Administrative Agent. Each borrowing of Base Rate Loans shall be in an aggregate principal amount not less than the lesser of (i) $25,000,000 and (ii) the then aggregate Available U.S. Commitments. Each borrowing of Eurodollar Loans shall be in an aggregate principal amount not less than $25,000,000.

                 2.3 Conversion and Continuation Options. (a) Chrysler may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Chrysler may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each US$ Bank thereof. All or any part of outstanding Eurodollar Loans and/or Base Rate Loans may be converted as provided herein, provided that (i) no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required US$ Banks have determined in its or their sole discretion not to permit such a conversion and (ii) no Base Rate Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

                 (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Chrysler giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection

1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required US$ Banks have determined in its or their sole discretion not to permit such a continuation or (ii) after the date that is one month prior to the Termination Date and provided, further, that if Chrysler shall fail to give such notice or if such continuation is not permitted such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any notice from Chrysler pursuant to this paragraph (b), the Administrative Agent shall promptly notify each US$ Bank thereof.

                 (c) Notwithstanding anything to the contrary in this subsection 2.3, all continuations and conversions hereunder shall be in such amounts so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising any Eurodollar Tranche shall not be less than $25,000,000.

                 2.4      Certain Matters Relating to Eurodollar Loans.  (a)
In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon Chrysler) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to subsection 4.2(a) or (ii) the Required U.S. Banks shall have determined (which determination shall be conclusive and binding upon Chrysler) and shall notify the Administrative Agent that the Eurodollar Rate applicable pursuant to subsection 4.2(a) does not adequately cover the cost to the US$ Banks of making or maintaining Eurodollar Loans, the Administrative Agent shall forthwith give telecopy notice of such determination to Chrysler and the US$ Banks at least one Business Day prior to the first day of the proposed Interest Period for such Eurodollar Loans. If such notice is given (x) any Eurodollar Loans requested to be made or continued on the first day of such Interest Period shall be made as or converted into Base Rate Loans and (y) any US$ Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall Chrysler have the right to convert Base Rate Loans to Eurodollar Loans.

                 (b) Upon notice from any Affected Bank (as hereinafter defined), Chrysler shall pay to the Administrative Agent for the account of such Affected Bank an additional amount for each Eurodollar Loan of such Affected Bank, payable on the last day of the Interest Period with respect thereto, equal to

                     P X [[R / (1.00 - r)] - R] X [T / 360]


Where    P =     the principal amount of such Eurodollar Loan of such Bank;

                 R = the Eurodollar Rate (expressed as a decimal) for such Interest Period;

                 T = the number of days in such Interest Period during which such Bank was an "Affected Bank"; and

                 r = the aggregate of rates (expressed as a decimal) of reserve requirements ("Reserve Requirements") current on the date two Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.

                 The term "Affected Bank" shall mean any US$ Bank party to this Agreement that (i) is (x) organized under the laws of the United States or any State thereof or (y) a bank organized under laws other than those of the United States of America or a State thereof that is funding its Eurodollar Loans through a branch or agency located in the United States of America and (ii) is subject to actual Reserve Requirements in respect of its Eurodollar Loans.
Each US$ Bank agrees to notify the Administrative Agent promptly upon becoming an Affected Bank, and of any subsequent change of status, disclosing the effective date of such change.

                 (c) Upon the occurrence of any of the events specified in subsection 2.4(a), each US$ Bank whose Eurodollar Loans are affected by any such event agrees that it will transfer its Eurodollar Loans affected by any such event to another branch office (or, if such Bank so elects, to an affiliate) of such Bank, provided that such transfer shall be made only if such Bank shall have determined in good faith (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that, (i) on the basis of existing circumstances, such transfer will avoid such events and will not result in any additional costs, liabilities or expenses to such Bank or to Chrysler and (ii) such transfer is otherwise consistent with the interests of such Bank.

                 SECTION 3.  THE CANADIAN COMMITMENTS

                 3.1 The Canadian Commitments. (a) Subject to the terms and conditions hereof, each C$ Bank severally agrees to make revolving credit loans (which shall be C$ Prime Loans) to, and to accept Bankers' Acceptances from, Chrysler Canada from time to time during the Commitment Period. During the Commitment Period, Chrysler Canada may use the Canadian Commitment of each C$ Bank by borrowing, prepaying or repaying the C$ Prime Loans or Bankers' Acceptances of such Bank, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may C$ Prime Loans or Bankers' Acceptances be borrowed or issued under this subsection 3.1 if, after giving effect thereto and the application of the proceeds thereof, the Aggregate Canadian Extensions of Credit of any C$ Bank then outstanding would exceed such C$ Bank's Canadian Commitment.

                 3.2 Procedure for C$ Prime Loan Borrowing. Chrysler Canada may borrow C$ Prime Loans during the Commitment Period on any Business Day, provided that Chrysler Canada shall give the Canadian Administrative Agent irrevocable notice (which notice must be received by the Canadian Administrative Agent prior to 10:30 A.M., Toronto time, one Business Day prior to the requested Borrowing Date, specifying (a) the amount to be borrowed and
(b) the requested Borrowing Date. Upon receipt of such notice, the Canadian Administrative Agent shall promptly notify each C$ Bank thereof. Not later than 10:30 A.M., Toronto time, on the Borrowing Date specified in such notice, each C$ Bank shall make the amount of its share of such borrowing available to the Canadian Administrative Agent for the account of Chrysler Canada at the office of the Canadian Administrative Agent specified in subsection 13.2 and in funds immediately available to the Canadian Administrative

Agent. Each borrowing pursuant to this subsection 3.2 shall be in an aggregate principal amount of the lesser of (i) C$5,000,000 or an integral multiple of C$100,000 in excess thereof or (ii) the amount in C$ which has a US$ Equivalent equal to the then aggregate Available Canadian Commitments.

                 3.3 Bankers' Acceptances. (a) Chrysler Canada may issue Bankers' Acceptances denominated in C$, for purchase by the C$ Banks, each in accordance with the provisions of this subsection 3.3.

                 (b) Procedures.

                 (1) Notice. Chrysler Canada shall notify the Canadian Administrative Agent by irrevocable written notice by 10:00 A.M., Toronto time, one Business Day prior to the Borrowing Date in respect of any borrowing by way of Bankers' Acceptances.

                 (2) Minimum Borrowing Amount. Each borrowing by way of Bankers' Acceptances shall be in a minimum aggregate face amount of C$10,000,000.

                 (3) Face Amounts. The face amount of each Bankers' Acceptance shall be C$100,000 or any integral multiple thereof.

                 (4) Term. Bankers' Acceptances shall be issued and shall mature on a Business Day. Each Bankers' Acceptance shall have a term of at least 30 days and not more than 365 days excluding days of grace and shall mature on or before the Termination Date and shall be in form and substance reasonably satisfactory to each C$ Bank.

                 (5) Bankers' Acceptances in Blank. To facilitate the acceptance of Bankers' Acceptances under this Agreement, Chrysler Canada shall, upon execution of this Agreement and from time to time as required, provide to the Canadian Administrative Agent drafts, in form satisfactory to the Canadian Administrative Agent, duly executed and endorsed in blank by Chrysler Canada in quantities sufficient for each C$ Bank to fulfill its obligations hereunder. In addition, Chrysler Canada hereby appoints each C$ Bank as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such C$ Bank, blank forms of Bankers' Acceptances. Chrysler Canada recognizes and agrees that all Bankers' Acceptances signed and/or endorsed on its behalf by a C$ Bank shall bind Chrysler Canada as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of Chrysler Canada. Each C$ Bank is hereby authorized to issue such Bankers' Acceptances endorsed in blank in such face amounts as may be determined by such Bank provided that the aggregate amount thereof is equal to the aggregate amount of Bankers' Acceptances required to be accepted by such Bank. No C$ Bank shall be responsible or liable for its failure to accept a Bankers' Acceptance if the cause of such failure is, in whole or in part, due to the failure of Chrysler Canada to provide duly executed and endorsed drafts to the Canadian Administrative Agent on a timely basis nor shall any C$ Bank be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use arising by reason of the gross negligence or willful misconduct of such Bank, its officers, employees, agents or representatives. Each C$ Bank shall maintain a record with respect to Bankers' Acceptances (i) received by it from the Canadian Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder, (iv) purchased by it hereunder and (v) cancelled at their respective maturities. Each C$ Bank further agrees to retain such records in the manner and for the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Bank.

                 (6) Execution of Bankers' Acceptances. Drafts of Chrysler Canada to be accepted as Bankers' Acceptances hereunder shall be duly executed on behalf of Chrysler Canada. Notwithstanding that any person whose signature appears on any Bankers' Acceptance as a signatory for Chrysler Canada may no longer be an authorized signatory for Chrysler Canada at the date of issuance of a Bankers' Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers' Acceptance so signed shall be binding on Chrysler Canada.

                 (7) Issuance of Bankers' Acceptances. Promptly following receipt of a notice of borrowing by way of Bankers' Acceptances, the Canadian Administrative Agent shall so advise the C$ Banks and shall advise each C$ Bank of the face amount of each Bankers' Acceptance to be accepted by it and the term thereof. The aggregate face amount of Bankers' Acceptances to be accepted by a C$ Bank shall be determined by the Canadian Administrative Agent by reference to the respective Canadian Commitments of the C$ Banks, except that, if the face amount of a Bankers' Acceptance, which would otherwise be accepted by a C$ Bank, would not be C$100,000 or an integral multiple thereof, such face amount shall be increased or reduced by the Canadian Administrative Agent in its sole and unfettered discretion to the nearest integral multiple of C$100,000.

                 (8) Acceptance of Bankers' Acceptances. Each Bankers' Acceptance to be accepted by a C$ Bank shall be accepted at such Bank's office referred to in its Addendum.

                 (9) Purchase of Bankers' Acceptances. On the relevant Borrowing Date, each C$ Bank shall purchase from Chrysler Canada, at the Applicable BA Discount Rate, any Bankers' Acceptance accepted by it and provide to the Canadian Administrative Agent the BA Discount Proceeds for the account of Chrysler Canada. The Acceptance Fee payable by Chrysler Canada to such Bank under subsection 3.3(d) in respect of each Bankers' Acceptance accepted and purchased by such Bank shall be set off against the BA Discount Proceeds payable by such Bank under this subsection 3.3(b)(9).

                 (10) Sale of Bankers' Acceptances. Each C$ Bank may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances accepted and purchased by it.

                 (11) Waiver of Presentment and Other Conditions. Chrysler Canada waives presentment for payment and any other defense to payment of any amounts due to a C$ Bank in respect of a Bankers' Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Bankers' Acceptance being held, at the maturity thereof, by such Bank in its own right and Chrysler Canada agrees not to claim any days of grace if such Bank as holder sues Chrysler Canada on the Bankers' Acceptances for payment of the amount payable by Chrysler Canada thereunder.

                 (c) With respect to each Bankers' Acceptance, Chrysler Canada shall give irrevocable telephone or written notice (or such other method of notification as may be agreed upon between the Canadian Administrative Agent and Chrysler Canada) to the Canadian Administrative Agent at or before 2:00 P.M., Toronto time, two Business Days prior to the maturity date of such Bankers' Acceptance followed by written confirmation electronically transmitted to the Canadian Administrative Agent on the same day, of Chrysler Canada's intention to issue a Bankers' Acceptance on such maturity date (a "Refunding Bankers' Acceptance") to provide for the payment of such maturing Bankers' Acceptance (it being understood that payments by Chrysler Canada and fundings by the C$ Banks in respect of each maturing Bankers' Acceptance and the related Refunding Bankers' Acceptance shall be made on a net basis reflecting the difference between the face amount of such maturing Bankers' Acceptance and the BA Discount Proceeds (net of the applicable Acceptance Fee) of such Refunding Bankers' Acceptance). Any repayment of Bankers' Acceptances must be made at or before 12:00 noon, Toronto time, on the respective maturity dates of such Bankers' Acceptances. If Chrysler Canada fails to give such notice, Chrysler Canada shall be deemed to have repaid such maturing Bankers' Acceptances with funds obtained by way of C$ Prime Loans commencing on the maturity date of such maturing Bankers' Acceptances.

                 (d) An Acceptance Fee shall be payable by Chrysler Canada to each C$ Bank in advance (in the manner specified in subsection 3.3(b)(9)) upon the issuance of a Bankers' Acceptance to be accepted by such Bank calculated at the rate per annum equal to the Applicable Margin, such Acceptance Fee to be calculated on the face amount of such Bankers' Acceptance and to be computed on the basis of the number of days in the term of such Bankers' Acceptance. Subject to the additional amounts payable under subsection 3.3(e), the amount of Acceptance Fees to be paid as specified above shall be the amount which would be due and payable if the Canadian Utilization for the term of the relevant Bankers' Acceptance was less than 50%.

                 (e) On the first Business Day following the last day of each Utilization Period, Chrysler Canada shall pay to the Canadian Administrative Agent, for the ratable benefit of the C$ Banks an additional amount on account of Acceptance Fees in respect of each Bankers' Acceptance outstanding during such Utilization Period equal to an amount calculated by multiplying:

            (i) a fraction, the numerator of which is the number of days in the term of the Bankers' Acceptance in such Utilization Period and the denominator of which is the number of days in the term of the Bankers' Acceptance; by

           (ii) the excess (if any) of (A) the amount of Acceptance Fees which would have been payable in respect of such Bankers' Acceptance had the Canadian Utilization at the time of the issuance of such Bankers' Acceptance been the same as the actual Canadian Utilization during such Utilization Period, over (B) the amount of Acceptance Fees which actually were paid in respect of such Bankers' Acceptance.

                 3.4 Conversion Option. Subject to the provisions of this Agreement, Chrysler Canada may, prior to the Termination Date, effective on any Business Day, convert, in whole or in part, C$ Prime Loans into Bankers' Acceptances or vice versa upon giving to the Canadian Administrative Agent prior irrevocable telephone or written notice within the notice period and in the form which would be required to be given to the Canadian Administrative Agent in respect of the category of C$ Prime Loan into which the outstanding C$ Prime Loan is to be converted in accordance with the provisions of subsection 3.2 or 3.3, as applicable, followed by written confirmation on the same day, provided that:

            (i) no C$ Prime Loan may be converted into a Bankers' Acceptance when any Event of Default has occurred and is continuing and the Canadian Administrative Agent has or the Required C$ Banks have determined in its or their sole discretion that such conversion is not appropriate;

           (ii) each conversion to Bankers' Acceptances shall be for a minimum aggregate amount of C$10,000,000 (and whole multiples of C$100,000 in excess thereof) and each conversion to C$ Prime Loans shall be in a minimum aggregate amount of C$5,000,000; and

          (iii) Bankers' Acceptances may be converted only on the maturity date of such Bankers' Acceptances and, provided that, if less than all Bankers' Acceptances are converted, then after such conversion not less than C$10,000,000 (and whole multiples of C$100,000 in excess thereof) shall remain as Bankers' Acceptances.

                 3.5 Currency Fluctuations, etc. (a) No later than 2:00 P.M., Toronto time, on each Canadian Calculation Date, the Canadian Administrative Agent shall (i) determine the Canadian Exchange Rate as of such date and (ii) give notice thereof to Chrysler and Chrysler Canada. The Canadian Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Canadian Calculation Date (a "Canadian Reset Date") and shall remain effective until the next succeeding Canadian Reset Date.

                 (b) No later than 2:00 P.M., New York City time, on each Canadian Reset Date and each Borrowing Date in respect of C$ Loans, the Canadian Administrative Agent shall (i) determine the US$ Equivalent of the C$ Loans then outstanding (after giving effect to any C$ Loans to be made or repaid on such date) and (ii) notify Chrysler and Chrysler Canada of the results of such determination.

                 (c)  If, on any Canadian Reset Date (after giving effect to
(i) any C$ Loans to be made or repaid on such date and (ii) any increase or decrease in any Canadian Commitment pursuant to subsection 13.9 effective on such date of which the Canadian Administrative Agent has received notice), the Aggregate Canadian Extensions of Credit of any C$ Bank exceeds 105% of the Canadian Commitment of such C$ Bank, then, within ten Business Days after notice thereof from the Canadian Administrative Agent, (i) Chrysler Canada shall reduce the aggregate C$ Loans (which reduction, in the case of Bankers' Acceptances, may be effected by Defeasance thereof) and/or (ii) Chrysler shall increase the Canadian Commitments pursuant to subsection 13.9 in an amount such that, after giving effect thereto, the Aggregate Canadian Extensions of Credit of each C$ Bank shall be equal to or less than the Canadian Commitment of such Bank.

                 (d) The Canadian Administrative Agent shall promptly furnish the Administrative Agent and each affected C$ Bank with a copy of any notice delivered to Chrysler or Chrysler Canada pursuant to this subsection 3.5.

                 (e) Notwithstanding the foregoing provisions of this subsection 3.5, after the initial Canadian Calculation Date, the Canadian Administrative Agent may at its option suspend the resetting of the Canadian Exchange Rate pursuant to subsection 3.5(a) and the making of the determinations referred to in subsections 3.5(b) and 3.5(c) during any period when the sum of the Aggregate Canadian Extensions of Credit of all C$ Banks, calculated using the Canadian Exchange Rate effective as of the last Canadian Reset Date prior to such suspension, is less than 50% of the aggregate Canadian Commitments then in effect.

                 SECTION 4.  GENERAL PROVISIONS

                 4.1 Repayment of Loans; Evidence of Debt. (a) The relevant Facility Borrower shall repay to the relevant Agent for the account of each relevant Bank all outstanding relevant Facility Loans (together with all accrued unpaid interest thereon) on the Termination Date (or such earlier date as may be established pursuant to Section 9) and shall pay interest on the relevant unpaid principal amount of the Facility Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.2.

         (b) (i) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Facility Borrower to the appropriate lending office of such Bank resulting from each Facility Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable and paid to such lending office of such Bank from time to time under this Agreement.

         (ii) The Administrative Agent shall maintain the U.S. Register pursuant to subsection 13.6(d), and a subaccount for each US$ Bank, in which Register and subaccounts (taken together) shall be recorded (A) the amount of each U.S. Loan made hereunder, the Type of each U.S. Loan made and the Interest Period (if any) applicable thereto, (B) the amount of any principal or interest due and payable or to become due and payable from Chrysler to each US$ Bank hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from Chrysler and each US$ Bank's share thereof.

         (iii) The Canadian Administrative Agent shall maintain the Canadian Register pursuant to subsection 13.6(d), and a subaccount for each C$ Bank, in which Register and subaccounts (taken together) shall be recorded (A) the amount of each C$ Loan made hereunder, whether such Loan is a C$ Prime Loan or a Bankers' Acceptance, (B) the amount of any principal or interest due and payable or to become due and payable from Chrysler Canada to each C$ Bank hereunder and (C) the amount of any sum received by the Canadian Administrative Agent hereunder from Chrysler Canada and each C$ Bank's share thereof.

         (iv) The entries made in the Registers and accounts maintained pursuant to paragraphs (i), (ii) and (iii) of this subsection 4.1(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the relevant Facility Borrower therein recorded; provided, however, that the failure of any Bank or either Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Facility Borrower to repay the Facility Loans (and all other amounts owing with respect thereto) made to such Facility Borrower in accordance with the terms of this Agreement.

                 4.2 Interest Rate and Payment Dates. (a) The Eurodollar Loans shall bear interest for each day during each Interest Period therefor on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period in accordance with the terms hereof plus the Applicable Margin in effect on the first day of such Interest Period.

                 (b) The Base Rate Loans shall bear interest on the unpaid principal amount thereof, for each day from the date such Base Rate Loans are made until the maturity thereof (whether at the stated maturity, by acceleration or otherwise) at a rate per annum equal to the Base Rate for such day.

                 (c) Each C$ Prime Loan shall bear interest on the unpaid principal amount thereof, for each day from the date such C$ Prime Loans are made until the maturity thereof (whether at the stated maturity, by acceleration or otherwise), at a rate per annum equal to the Canadian Prime Rate determined for such day.

                 (d) If all or a portion of (i) the principal amount of any Facility Loan, (ii) any interest payable thereon or (iii) any Facility Fee, Acceptance Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such overdue amount shall bear interest for each day from the date of such non-payment until paid in full (both before and after judgment) at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 4.2 plus 2%, or (y) in the case of any overdue interest, Facility Fee, Acceptance Fee or other amount, the rate described in subsection 4.2(b) (in the case of amounts payable in Dollars) or 4.2(c) (in the case of amounts payable in C$) plus 2%, in each case from the date of such non-payment to (but excluding) the date on which such amount is paid in full (as well after as before judgment).

                 (e) Interest shall be payable in arrears (i) with respect to Eurodollar Loans having an Interest Period of three months or less, on the last day of such Interest Period, (ii) with respect to Eurodollar Loans having an Interest Period longer than three months, on each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (iii) with respect to Base Rate Loans and C$ Prime Loans, on the last day of each March, June, September and December, and
(iv) with respect to all Facility Loans, upon each repayment, prepayment or conversion thereof; provided that interest accruing pursuant to subsection 4.2(d) shall be payable on demand. Interest payable in respect of U.S. Loans shall be payable in Dollars by Chrysler and interest payable in respect of C$ Loans shall be payable in C$ by Chrysler Canada (subject to Section 12).

                 (f) The amount of interest on any Eurodollar Loans to be paid on any date as specified in paragraph (e) above shall in each case be determined under the assumption that the U.S. Utilization for the Utilization Period(s) during which such interest accrued was less than 50%. On the first Business Day following the last day of each Excess U.S. Utilization Period, Chrysler shall pay to the Administrative Agent, for the benefit of the US$ Banks, an additional amount of interest equal to the excess (if any) of (i) the amount of interest which accrued during such U.S. Utilization Period after giving effect to the actual U.S. Utilization for such Utilization Period (whether or not such accrued interest was actually payable during such Utilization Period) over (ii) the amount of interest which would have accrued during such Utilization Period if the U.S. Utilization during such Utilization Period had been less than 50%.

                 4.3 Facility Fees. (a) Chrysler agrees to pay to the Administrative Agent, for the account of each US$ Bank, in Dollars, a facility fee (the "U.S. Facility Fee") for each day from and including the Effective Date to but excluding the Final Date. Such fee shall be payable quarterly in arrears on (i) the first Business Day of each January, April, July and October (for the three-month period (or portion thereof) ended on the last day of the immediately preceding month) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above) and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the US$ Bank Net Combined Commitment of such US$ Bank in effect on such day.

                 (b) Chrysler Canada agrees to pay to the Canadian Administrative Agent, for the account of each relevant C$ Bank, in Dollars, a facility fee (the "Canadian Facility Fee") for each day from and including the Effective Date to but excluding the Final Date. Such fee shall be payable quarterly in arrears on (i) the first Business Day of each January, April, July and October (for the three-month period (or portion thereof) ended on the last day of the immediately preceding month) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above) and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the Designated Canadian Commitment Amount of such C$ Bank in effect on such day.

                 4.4 Lending Procedures. (a) Unless the relevant Agent shall have received notice from a Bank prior to a Borrowing Date that such Bank will not make available to such Agent such Bank's ratable portion of the relevant borrowing, such Agent may assume that such Bank has made such portion available to such Agent on the date of such borrowing in accordance with subsection 2.2, 3.2 or 3.3, and such Agent may, in reliance upon such assumption, make available to the relevant Facility Borrower on such date a corresponding amount. If such Agent does, in such circumstances, make available to such Facility Borrower such amount, such Bank shall make such ratable portion available to such Agent forthwith on demand, together with interest thereon for each day from and including such Borrowing Date that such ratable portion was not made available, at the Federal Funds Effective Rate in the case of U.S. Loans) or at the then effective Bank Rate (in the case of C$ Loans). If such amount is so made available, such payment to such Agent shall constitute such Bank's Loan on such Borrowing Date for all purposes of this Agreement. If such amount is not so made available to such Agent, then such Agent shall notify the relevant Facility Borrower of such failure, and on the fourth Business Day following such Borrowing Date such Facility Borrower shall pay to such Agent such ratable portion, together with interest thereon for each day that such Facility Borrower had the use of such ratable portion, at the Federal Funds Effective Rate (in the case of U.S. Loans) or at the then effective Bank Rate (in the case of C$ Loans). Nothing contained in this subsection 4.4 shall relieve any Bank which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

                 (b) The failure of any Bank to make the Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on such Borrowing Date.

                 4.5 Termination or Reduction of Commitments. Chrysler shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the U.S. Commitments or, from time to time, reduce the amount of the U.S. Commitments; provided, that, after giving effect thereto and any contemporaneous prepayment of the Loans, (a) the Aggregate U.S.

Extensions of Credit of each US$ Bank shall be no greater than such Bank's U.S. Net Commitment, (b) the Aggregate U.S./Foreign Extensions of Credit of each US$ Bank shall be no greater than such Bank's U.S. Commitment and (c) the aggregate of all Foreign Currency Subfacility Maximum Borrowing Amounts in respect of each US$ Bank shall not exceed 60% of such Bank's U.S. Commitment. Chrysler Canada shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Canadian Commitments or, from time to time, reduce the amount of the Canadian Commitments; provided, that, after giving effect thereto and any contemporaneous prepayment of the C$ Loans, the Aggregate Canadian Extensions of Credit of each C$ Bank shall be no greater than such Bank's Canadian Commitment. Upon receipt of such notice the Administrative Agent shall promptly notify each relevant Bank thereof. Any such reduction shall be in an amount equal to $25,000,000 or a multiple of $1,000,000 in excess thereof (in the case of U.S. Commitments) and $10,000,000 or a multiple of $1,000,000 in excess thereof (in the case of Canadian Commitments), and shall reduce permanently the amount of the affected Commitments then in effect. Any termination of the Commitments shall be accompanied by prepayment in full of the relevant Loans, together with accrued interest thereon to the date of such prepayment, and the prepayment of any unpaid fee then accrued hereunder and the payment of any other amounts due pursuant to subsection 4.11.

                 4.6 Optional Prepayments. Each Facility Borrower may, at its option at any time and from time to time, prepay the Loans made to it, in whole or in part, without premium or penalty, subject to the provisions of subsection 4.11, upon at least four Business Days' notice to the relevant Agent specifying the date and amount of prepayment and the category or categories of Facility Loan to be prepaid, provided that each partial prepayment shall be in an aggregate amount equal to $25,000,000 or a multiple of $1,000,000 in excess thereof (in the case of U.S. Loans) and C$5,000,000 or a multiple of C$1,000,000 in excess thereof (in the case of C$ Prime Loans), and provided, further, that after giving effect to any prepayment of Eurodollar Loans, the aggregate principal amount of the Eurodollar Loans comprising any outstanding Eurodollar Tranche shall not be less than $25,000,000. Upon receipt of such notice, the relevant Agent shall promptly notify each relevant Bank thereof. Such notice shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified, together with accrued
interest to such date on the amount prepaid.   Notwithstanding anything to the
contrary above, Facility Loans consisting of Bankers' Acceptances may not be prepaid pursuant to this subsection 4.6.

                 4.7 Computation of Interest and Fees. (a) Interest (other than interest calculated on the basis of the Prime Rate or the Canadian Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed. Facility Fees, Acceptance Fees and interest calculated on the basis of the Prime Rate or the Canadian Prime Rate is expressed herein and shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The relevant Agent shall, as soon as practicable, notify the relevant Facility Borrower and the relevant Banks of each determination of the Eurodollar Rate or the Applicable BA Discount Rate. Any change in the interest rate on a Facility Loan or in any Facility Fee or Acceptance Fee resulting from a change in the Base Rate, the Canadian Prime Rate, the Applicable Margin or Status shall become effective as of the opening of business on the day on which such change in the Base Rate or Canadian Prime Rate shall become effective, or the Applicable Margin or Status changes as provided herein, as the case may be. Subject to subsection 4.2(f), the Applicable Margin with respect to Eurodollar Loans or Bankers' Acceptances that is in effect on the first day of any Interest Period with respect to such Eurodollar Loans or Bankers' Acceptances shall remain in effect throughout such Interest Period. The relevant

Agent shall notify the relevant Facility Borrower and the relevant Banks of the effective date and the amount of each such change in the Base Rate or Canadian Prime Rate.

                 (b) Each determination, pursuant to and in accordance with any provision of this Agreement, of an interest rate applicable to a Eurodollar Loan or Bankers' Acceptances for any Interest Period by the relevant Agent, and each determination by a Reference Bank of a rate with respect to a Eurodollar Loan or a Bankers' Acceptance for any Interest Period to be notified to the relevant Agent pursuant to the definition of "Eurodollar Rate" or "Applicable BA Discount Rate", as the case may be, shall be conclusive and binding on the relevant Facility Borrower and the relevant Banks in the absence of manifest error. The relevant Agent shall deliver to such Facility Borrower a statement showing the quotations given by the relevant Reference Bank and the computation used by the relevant Agent in determining any Eurodollar Rate or Applicable BA Discount Rate.

                 (c) If any Reference Bank's relevant Commitment shall terminate (otherwise than on termination of all the Commitments), or, as the case may be, the relevant Facility Loans made by it are assigned, or prepaid or repaid (otherwise than on the prepayment or repayment of the relevant Facility Loans among the Banks) for any reason whatsoever, such Reference Bank shall thereupon cease to be a Reference Bank, and, if as a result of the foregoing, there shall only be one Reference Bank of a particular category remaining, then the relevant Agent (after consultation with the relevant Facility Borrower and the relevant Banks) shall, as soon as practicable thereafter, by notice to the relevant Facility Borrower and the relevant Banks, designate another Bank that is willing to act as a Reference Bank so that there shall at all times be at least two Reference Banks of each category. In acting so to designate another Bank to serve as a Eurodollar Reference Bank, the Administrative Agent will use its best efforts to ensure that one Eurodollar Reference Bank will, at all times, be a US$ Bank that has its headquarters office located outside the United States.

                 (d) If any of the relevant Reference Banks shall be unable or shall otherwise fail to provide notice of a rate to the relevant Agent with respect to a Eurodollar Rate, an Applicable BA Discount Rate or a Foreign Exchange Rate, such rate shall be determined on the basis of the rates provided in notices of the remaining relevant Reference Banks.

                 4.8 Pro Rata Treatment and Payments. (a) Each borrowing of U.S. Loans shall be made pro rata according to the then existing Available U.S. Commitments of the US$ Banks and each borrowing of C$ Loans shall be made pro rata according to the then existing Canadian Commitments of the C$ Banks. Each payment (except for payments to a particular Bank pursuant to or as a result of subsection 2.4(b), 4.9, 4.10 or 4.11 but otherwise including each prepayment) by a Facility Borrower on account of principal of and interest on any category of Facility Loan (other than Eurodollar Loans) shall be made on a pro rata basis according to the amounts of the then outstanding Facility Loans of such type of the relevant Banks. Each payment (including each prepayment) by Chrysler on account of principal of and interest on Eurodollar Loans designated by Chrysler to be applied to a particular Eurodollar Tranche shall be made pro rata according to the respective outstanding principal amounts of such Eurodollar Loans then held by the US$ Banks. Any reduction of the amount of the Commitments of the Banks hereunder (except for a Commitment reduction or termination pursuant to subsection 4.10), shall be made pro rata according to the amounts of the then existing relevant Commitments. All payments (including prepayments) by the relevant Facility Borrower hereunder shall be made without set-off or counterclaim to the relevant Agent for the account of the relevant Banks at the office of the relevant Agent referred to in subsection 13.2 in Dollars or C$, as applicable, and in immediately available funds. The relevant Agent shall distribute such payments to each relevant Bank promptly upon receipt in like funds as received. If any payment hereunder (other than a payment in respect of a Eurodollar Loan) becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon will be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. The provisions of the first four sentences of this subsection 4.8(a) shall not apply to any borrowing or prepayment made pursuant to subsection 13.9.

                 (b) Unless the relevant Agent shall have received notice from the relevant Facility Borrower prior to the date on which any payment is due to the relevant Banks hereunder that such Facility Borrower will not make such payment in full, the relevant Agent may assume that such Facility Borrower has made such payment in full to the relevant Agent on such date, and the relevant Agent may, in reliance upon such assumption, cause to be distributed to each relevant Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent a Facility Borrower shall not have so made such payment in full to the relevant Agent, each relevant Bank shall repay to the relevant Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from and including the date such amount is distributed to such Bank to but excluding the date such Bank repays such amount to the relevant Agent at the Federal Funds Effective Rate (in the case of U.S. Loans) or the then effective Bank Rate (in the case of C$ Loans) for each such day. Nothing contained in this subsection 4.8(b) shall relieve a Facility Borrower from its obligations to make payments on all amounts due hereunder in accordance with the terms hereof.

                 4.9 Increased Costs. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority enacted or made subsequent to the date hereof:

                 (a) shall subject any Bank to any Taxes with respect to this Agreement, or any Loans, or change the basis on which such Taxes are calculated; or

                 (b) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank; or

                 (c)  does or shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining advances or extensions of credit hereunder to either Facility Borrower or to reduce any amounts receivable hereunder from either Facility Borrower (such increase in cost or reduction in amounts receivable, "Increased Costs") then, in any such case, such Facility Borrower shall promptly pay to the relevant Agent for the account of such Bank, upon the written demand of such Bank to such Facility

Borrower (with a copy to the relevant Agent), so long as such Increased Costs are not otherwise included in the amounts required to be paid to such Bank pursuant to subsection 2.4(b), 4.10 or 4.11, any additional amounts necessary to compensate such Bank for such Increased Costs which such Bank deems to be material as determined by such Bank with respect to its Eurodollar Loans or Bankers' Acceptances, as the case may be. If a Bank becomes entitled to claim any additional amounts pursuant to this subsection 4.9, it shall promptly (but in any event within 90 days after becoming aware of such amounts) notify the relevant Facility Borrower, through the relevant Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by a Bank, through the relevant Agent, to the relevant Facility Borrower shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement, the termination of the Commitments and the payment of the Loans and all other amounts payable hereunder.

                 4.10 Capital Adequacy. In the event the Board of Governors of the Federal Reserve System, the Comptroller of the Currency or other domestic or foreign Governmental Authority having jurisdiction with respect to the matters referred to below shall, pursuant to any Capital Adequacy Law (as hereinafter defined), in the opinion of counsel for any Bank (which may, in the discretion of such Bank, be such Bank's internal counsel), require (whether or not such requirement has the force of law) that the Commitment of such Bank under this Agreement be treated as an asset or otherwise be included for purposes of calculating the amount of capital to be maintained by such Bank or any corporation controlling such Bank (such requirement, a "Capital Adequacy Law"), and such Bank shall determine that, as a result of any change in any Capital Adequacy Law subsequent to the Effective Date, the cost to such Bank of maintaining its Commitment shall be increased by an amount which such Bank determines to be material, such affected Bank shall so notify Chrysler and the Administrative Agent within ninety (90) days of such determination (the date of such determination, the "Determination Date"). At the time of such notification such affected Bank shall provide Chrysler with a written statement, certified by a senior officer of such affected Bank responsible for assessing costs associated with its compliance with capital adequacy requirements, setting forth the amount that would adequately compensate such affected Bank for the costs associated with such change in Capital Adequacy Law and setting forth in reasonable detail the assumptions upon which such affected Bank calculated such amount, and a copy of the opinion of counsel referred to in the preceding sentence, provided that such affected Bank shall not be required to disclose information not made available to the public. Chrysler and such affected Bank shall thereafter negotiate in good faith an agreement to increase the Facility Fee payable to such affected Bank under this Agreement, which, in the opinion of such affected Bank, will adequately compensate such affected Bank for such costs so long as such change in Capital Adequacy Law is in effect and continues to increase the costs to such Bank of maintaining its Commitment. If such increase is approved in writing by Chrysler within forty-five (45) days from the date of the notice to Chrysler from such affected Bank, the Facility Fee payable by Chrysler under this Agreement shall, effective from (i) the Determination Date or, if such change in Capital Adequacy Law shall not become effective until a date which is later than the Determination Date, from such later date or (ii) such other date as shall be mutually agreed upon between Chrysler and such affected Bank, include the amount of such agreed increase, and Chrysler will so notify the Administrative Agent. If Chrysler and such affected Bank are unable to agree on such an increase within forty-five (45) days from the date of the notice to Chrysler from such affected Bank, Chrysler shall, by written notice to such affected Bank within fifty (50) days from the date of the aforesaid notice to Chrysler from such affected Bank, elect either to (a) terminate the Commitment of such affected Bank concurrently with the execution by one or more New Banks or Banks of supplements hereto, substantially in the form of Exhibit A or Exhibit B, as the case may be, and, in the case of any New Bank, such New Bank becoming a party hereto pursuant to subsection 13.9, and the sum of such New Banks' Commitments and Banks' increases in their Commitments shall be in an aggregate amount at least equal to the Commitment of such affected Bank immediately prior to its termination,
(b) increase the Facility Fee payable to such affected Bank by the amount and for the time period requested by such affected Bank, or (c) extend the period of negotiation for a further forty-five (45) day period to commence the forty-sixth day after the date of notice from such affected Bank. At the end of such second forty-five (45) day period Chrysler shall by written notice to such affected Bank elect either clause (a) or clause (b) of the preceding sentence, provided that if Chrysler elects clause (b) at such time it shall pay to the affected Bank an increase in the Facility Fee by the amount requested by such Bank and for the time period requested by such Bank. Without limiting the foregoing if Chrysler elects to take the action described in clause (b) of the second preceding sentence, it may simultaneously therewith reduce the Commitment of such affected Bank by an amount chosen by Chrysler, provided that concurrently therewith one or more New Banks or Banks shall have executed supplements, substantially in the form of Exhibit A or Exhibit B, as the case may be, and, in the case of any New Bank, become a party hereto pursuant to subsection 13.9, and the sum of such New Banks' Commitments and Banks' increases in their Commitments shall be in an aggregate amount at least equal to such reduction in the Commitment of such affected Bank. If Chrysler fails to provide notice to such affected Bank as described in the third preceding sentence by such fiftieth day, Chrysler shall be deemed to have taken the action described in clause (b) above. The agreements in this subsection shall survive the termination of this Agreement, the termination of the Commitments and the payment of the Loans and all other amounts payable hereunder.

                 4.11 Indemnity. Each Facility Borrower, as applicable, agrees to indemnify each relevant Bank against and to hold each relevant Bank harmless from any loss or reasonable expense which such Bank may sustain or incur as a consequence of (a) default by such Facility Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or Bankers' Acceptances after such Facility Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Facility Borrower in making any prepayment after such Facility Borrower has given a notice thereof in accordance with the provisions of this Agreement or
(c) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. In the case of Eurodollar Loans such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Bank) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement, the termination of the Commitments and the payment of the Facility Loans and all other amounts payable hereunder.

                 4.12 Use of Proceeds. The proceeds of the Facility Loans shall be used by each Facility Borrower for general corporate purposes including, without limitation, the funding of acquisitions.

                 4.13 Replacement of Banks. Chrysler shall be permitted to replace any Bank which (a) requests reimbursement for amounts owing pursuant to subsection 2.4, 4.9, 4.10, or 4.11, or (b) defaults in its obligation to make Facility Loans, with a replacement Commercial Bank; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) the relevant Facility Borrower or Foreign Subsidiary Borrower shall repay (or the replacement Commercial Bank shall purchase, at par) all Loans (other than Bankers' Acceptances) and other amounts (including accrued interest) owing to such replaced Bank concurrently with such replacement, (iv) in the case of any replaced C$ Banks, (x) Chrysler Canada shall Defease all Bankers' Acceptances accepted by such replaced Bank and (y) Chrysler Canada shall give the Canadian Administrative Agent notice of such Defeasance, (v) Chrysler shall be liable to such replaced Bank under subsection 4.11 if any Eurodollar Loan owing to such replaced Bank shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (vi) the replacement Commercial Bank, if not already a Bank, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent,
(vii) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of subsection 13.6 (provided that Chrysler shall be obligated to pay the registration and processing fee referred to therein),
(viii) until such time as such replacement shall be consummated, the Facility Borrowers shall pay all additional amounts (if any) required pursuant to subsection 2.4, 4.9 or 4.10, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Facility Borrowers, the Foreign Subsidiary Borrowers, any Agent or any other Bank shall have against the replaced Bank.

                   SECTION 5.  REPRESENTATIONS AND WARRANTIES

                 In order to induce the Banks to enter into this Agreement and to make the Loans, Chrysler (and Chrysler Canada, in the case of each representation and warranty which relates to Chrysler Canada or any of its Subsidiaries) hereby represents and warrants to the Agents and to each Bank that:

                 5.1 Financial Condition. The consolidated balance sheet of Chrysler and its subsidiaries as at December 31, 1996 and the related consolidated statements of income and changes in financial position for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, copies of which, as contained in or incorporated by reference in Chrysler's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have heretofore been furnished to each Bank, present fairly the consolidated financial position of Chrysler and its subsidiaries as at such date, and the consolidated results of their operations and changes in cash flow for the fiscal year then ended. The unaudited consolidated balance sheet of Chrysler and its subsidiaries as at March 31, 1997, and the related consolidated statements of income and changes in financial position for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been delivered to each Bank, present fairly the consolidated financial position of Chrysler and its subsidiaries as at such date, and the consolidated results of their operations and changes in cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. As at December 31, 1996, neither Chrysler nor any of its subsidiaries had any asset, liability, contingent obligation, liability for taxes, long-term lease or unusual forward or long-term commitment material to the financial condition of Chrysler and its subsidiaries taken as a whole, which was not reflected (i) in the foregoing statements or in the notes thereto or (ii) in Chrysler's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                 5.2 No Change. Between December 31, 1996 and the Effective Date, there will have been no material adverse change in the business, operations, property or financial condition of Chrysler and its subsidiaries taken as a whole.

                 5.3 Corporate Existence. Chrysler and each of its Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, operations, property or financial condition of Chrysler and its Subsidiaries taken as a whole.

                 5.4 Corporate Authorization; No Violation. The execution, delivery and performance by each Facility Borrower of this Agreement are within such Facility Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene any Requirement of Law or Contractual Obligation of Chrysler or any of its Subsidiaries or result in the creation of a Lien on any of their respective assets.

                 5.5 Government Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by either Facility Borrower for the due execution, delivery and performance by such Facility Borrower of this Agreement.

                 5.6 Federal Regulations. Neither Chrysler nor any of its Subsidiaries is principally engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U, T, G or X), and no proceeds of any borrowing hereunder will be used in violation of Regulation U or X. If requested by the Administrative Agent or any Bank at any time, Chrysler will furnish to the Administrative Agent and each Bank a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

                 5.7 Enforceable Obligations. This Agreement has been duly executed and delivered on behalf of each Facility Borrower and constitutes a legal, valid and binding obligation of each Facility Borrower enforceable against such Facility Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                 5.8 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Facility Borrower, threatened by or against Chrysler or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or any of the transactions contemplated hereby, or (b) which would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of Chrysler and its Subsidiaries taken as a whole.

                   SECTION 6.  CONDITIONS PRECEDENT TO LOANS

                 6.1 Conditions of Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

                 (a) Execution of Agreement and Addenda. (i) This Agreement shall have been executed and delivered by a duly authorized officer of each Facility Borrower, each Bank and each Agent, (ii) the Administrative Agent shall have received an executed Addendum (or a copy thereof by facsimile transmission) from each Person listed on
         Schedule I, provided, that, notwithstanding the foregoing, in the event that an Addendum has not been duly executed and delivered by each Person listed on Schedule I on the date (which shall be no earlier than the date hereof) on which this Agreement shall have been executed and delivered by each Facility Borrower and the Administrative Agent, this Agreement shall, subject to satisfaction of the other conditions precedent set forth in this subsection 6.1, nevertheless become effective on such date with respect to those Persons which have executed and delivered an Addendum on or before such date if on such date Chrysler and the Administrative Agent shall have designated one or more Commercial Banks (the " Designated Banks") to assume, in the aggregate, all of the Commitments which would have been held by the Persons listed on Schedule I (the "Non- Executing Persons") which have not so executed an Addendum (subject to each such Designated Bank's prior written consent in its sole discretion and its execution of an Addendum). Schedule I shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Banks and the omission of the Non-Executing Persons as Banks hereunder. Each Facility Borrower acknowledges that each Person which has executed an Addendum shall constitute a "Bank" for the purposes of this Agreement.

                 (b) Closing Certificate. The Administrative Agent shall have received a certificate of each Facility Borrower, dated the Effective Date, substantially in the form of Exhibit G, with appropriate insertions, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Facility Borrower, and attaching the documents referred to in subsections 6.1(c) and (d).

                 (c) Corporate Proceedings of the Facility Borrowers. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Facility Borrower (or a duly authorized committee thereof, in which case such resolutions shall be accompanied by evidence of the authority of such committee to act in regard to such matters) authorizing the execution, delivery and performance of this Agreement.

                 (d) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation or amalgamation and by-laws of each Facility Borrower.

                 (e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, with a copy for each
         Bank:

                          (i) the executed legal opinion of Simpson Thacher & Bartlett, counsel to the Administrative Agent, substantially in the form of Exhibit C;

                          (ii) the executed legal opinion of William J. O'Brien, General Counsel of Chrysler, substantially in the form of Exhibit D-1; and

                          (iii) the executed legal opinion of Fasken Campbell Godfrey, Canadian Counsel to Chrysler Canada, substantially in the form of Exhibit D-2.

                 (f) Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated pursuant to an irrevocable notice of termination and that any amounts owing thereunder (including, without limitation, any accrued unpaid fees thereunder through the Effective Date) by Chrysler or Chrysler Canada, as the case may be, shall have been (or shall upon the occurrence of the Effective Date be) paid in full. Without affecting any terms of the Existing Credit Agreement which expressly survive the termination of the Existing Credit Agreement, each Bank party to the Existing Credit Agreement hereby waives any requirement of advance notice of such termination contained in the Existing Credit Agreement and hereby agrees that the Existing Credit Agreement and the commitments thereunder (subject to receipt of any other required consents of any other Person) shall terminate simultaneously with the satisfaction of the conditions to effectiveness set forth in this subsection 6.1.

The Administrative Agent shall notify the Banks of the Effective Date promptly after the occurrence thereof, which notice shall be accompanied, if applicable, by a copy of Schedule I revised to give effect to any deemed amendments thereto made pursuant to subsection 6.1(a).

                 6.2 Conditions to All Facility Loans. The obligation of each Bank to make any Facility Loan (including any Facility Loan on the Effective Date but excluding any conversion or continuation of any Loan pursuant to subsection 2.3 or 3.4) is subject to the satisfaction (or waiver by the Required U.S. Banks (in the case of U.S. Loans) or the Required C$ Banks (in the case of C$ Loans)) of the conditions precedent described in clauses
(a), (b) and (c) below:

                 (a) Representations and Warranties. The representations and warranties made by Chrysler and, in the case of C$ Loans, Chrysler Canada, herein (except for the representations and warranties set forth in subsection 5.2) shall be true and correct in all material respects on and as of the Borrowing Date for such Facility Loan as if made on and as of such date.

                 (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Facility Loan to be made on such Borrowing Date.

                 (c) Corporate Authority. The borrowing of such Facility Loan shall have been duly authorized by all necessary corporate action on the part of the relevant Facility Borrower and the relevant Agent shall have received evidence of such corporate authority.

Each borrowing by either Facility Borrower hereunder shall constitute a representation and warranty by such Facility Borrower hereunder as of the date of each such borrowing that the conditions in clauses (a), (b) and (c) above have been satisfied.

                 SECTION 7.  AFFIRMATIVE COVENANTS

                 From and after the Effective Date, so long as the Commitments remain in effect, any Facility Loans remain outstanding and unpaid or any other amount is owing hereunder to any Bank or either Agent:

                 7.1 Financial Statements. Each Facility Borrower will furnish (a) in the case of Chrysler, to the Administrative Agent and each Bank or (b) in the case of Chrysler Canada, to the Canadian Administrative Agent and each C$ Bank:

                 (i) as soon as available, but in any event within 120 days after the end of each fiscal year of such Facility Borrower, a copy of the consolidated balance sheet of such Facility Borrower and its subsidiaries as at the end of such year and the related consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification or exception by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (other than a qualification or exception relating to a change in the application of accounting principles used by such Facility Borrower and its subsidiaries, which change shall be concurred with by Deloitte & Touche LLP or such other accountants, as the case may be); and

                 (ii) as soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of such Facility Borrower, a copy of the unaudited consolidated balance sheet of such Facility Borrower and its subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of such Facility Borrower and its subsidiaries for the portion of the fiscal year through such date, setting forth in each case in comparative form such figures as of the end of and for the previous year, certified by a Responsible Officer;

all such financial statements shall present fairly the consolidated financial condition and results of operations of such Facility Borrower and its Subsidiaries for the period referred to therein (subject, in the case of interim statements to normal year-end adjustment) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except for such changes in accounting principles as may be approved by such Responsible Officer and concurred in by such Facility Borrower's independent public accountants and disclosed therein). The reports referred to in this subsection 7.1 may, at the option of the relevant Facility Borrower, be delivered via electronic mail to any E-Mail Bank.

                 7.2 Certificates; Other Information. Each Facility Borrower will furnish (a) in the case of Chrysler, to the Administrative Agent and each Bank or (b) in the case of Chrysler Canada, to the Canadian Administrative Agent and each C$ Bank:

                 (i) concurrently with each delivery of financial statements pursuant to subsection 7.1, a certificate of a Responsible Officer (x) stating that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) in the case of Chrysler, showing in reasonable detail the calculations supporting such statement in respect of subsection 8.1;

                 (ii) promptly after the same are sent, copies of all financial statements and reports which Chrysler sends to its common or preferred stockholders as a class, and promptly after the same are filed, copies of all regular or periodic reports which such Facility Borrower may file with the Securities and Exchange Commission, the Ontario Securities Commission, or any successor or analogous Governmental Authority; and

                 (iii) promptly, such additional financial and other information as the relevant Agent or any relevant Bank may from time to time reasonably request.


                 7.3 Maintenance of Corporate Existence; Compliance with Applicable Law. Chrysler will (a) maintain its corporate existence, rights and franchises necessary to continue its business and the corporate existence, rights and franchises necessary to continue the business of each Significant Subsidiary, provided that the foregoing shall not be a limitation on the right of Chrysler to discontinue any operations if in the opinion of Chrysler such discontinuance is in the best interest of Chrysler and would not materially adversely affect the ability of either Facility Borrower to pay its debts as they become due; and (b) comply, and cause each Significant Subsidiary to comply, with all provisions of any applicable law, ordinance or governmental rule or regulation (including, without limitation, any Environmental Law or ERISA) to which it is subject, the failure to comply with which would in the aggregate materially and adversely affect the business, operations, property or financial condition of Chrysler and its Subsidiaries taken as a whole.

                 7.4 Notices. Chrysler (and in the case of clause (a)(i) below, Chrysler Canada, but only in the case of any Default or Event of Default relating to it) will (a) promptly give notice in writing to the Administrative Agent (which shall promptly notify each Bank) of (i) the occurrence of any Default or Event of Default, or of the occurrence of any event that would be an Event of Default under paragraph (c) of Section 9 but for the proviso therein contained, or (ii) the commencement of (x) any material litigation or proceedings affecting Chrysler or any Significant Subsidiary or (y) any dispute between Chrysler or any Significant Subsidiary and any Governmental Authority or any other party if such litigation, proceedings or dispute would reasonably be expected to result in any material adverse change in the business, operations, property or financial condition of Chrysler or any of its Significant Subsidiaries; and (b) as soon as possible, deliver to the Administrative Agent (which shall promptly notify each Bank) copies of any notices received by Chrysler of any failure or alleged failure to meet CAFE, emission or safety requirements that Chrysler reasonably deems to be material to the business, operations, property or financial condition of Chrysler.

                 SECTION 8.  NEGATIVE COVENANTS

                 From and after the Effective Date, so long as the Commitments remain in effect, any Facility Loans remain outstanding and unpaid or any other amount is owing hereunder to any Bank or either Agent:

                 8.1 Indebtedness to Total Capitalization. Chrysler will not permit the ratio of Indebtedness to Total Capitalization as of the last day of any quarterly period of any fiscal year of Chrysler to be greater than 0.60 to 1.0.

                 8.2 Limitation on Liens. Chrysler will not, nor will it permit any Subsidiary (other than Eurostar and New Venture Gear) to, create, assume or incur or suffer to be created, assumed or incurred or to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, provided, however, that the foregoing restriction shall not apply to the following:

                 (a)  Liens existing on the Effective Date and described on
         Schedule II hereto;

                 (b) Liens on property or assets of any corporation existing at the time such corporation becomes a Subsidiary;

                 (c)  Liens in favor of Chrysler or any Wholly-owned
         Subsidiary;

                 (d) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

                 (e) Liens (including, without limitation, the interest of the lessor under any capital lease) on property or assets (i) existing at the time of the acquisition thereof (including acquisition through merger or consolidation) or (ii) to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Indebtedness incurred prior to, at the time of, or within 150 consecutive days after, the acquisition or completion of such property or assets for the purpose of financing all or any part of the purchase price or construction cost thereof;

                 (f) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) through (e), inclusive; provided that (i) no such extension, renewal or replacement shall result in an increase in the liabilities secured thereby and (ii) such extension, renewal or replacement Lien shall be limited to all or a part of the same property that secured the Lien so extended, renewed or replaced (plus additions, accessions, replacements and improvements to such property);

                 (g) Liens in respect of judgments or awards or in respect of attachments (i) in an amount less than $25,000,000 for a period of 150 consecutive days after the same shall have been incurred or (ii) which shall have been stayed pending appeal or bonded and which Chrysler or any Subsidiary, as the case may be, shall, at the time, in good faith be contesting in appropriate proceedings;

                 (h) Liens on properties acquired for use as dealerships and incurred in the ordinary course of business by Chrysler or any Subsidiary;

                 (i) Liens in the form of pledges by any Chrysler Mexican Subsidiary to financial institutions of Dollar or Mexican peso deposits or Dollar or Mexican peso certificates of deposit owned by such Chrysler Mexican Subsidiary to secure Dollar or Mexican peso borrowings from such financial institutions by such Chrysler Mexican Subsidiary;

                 (j) Liens on (i) motor vehicles leased to employees and (ii) employee lease payments in connection with the Chrysler employee lease program to secure the purchase price of such motor vehicles;

                 (k) Assignments of rights under letters of credit issued in connection with export transactions;

                 (l) Transfers with or without recourse to financial institutions of receivables arising from sales of vehicles and parts in the ordinary course of business;

                 (m)  Permitted Encumbrances;

                 (n) Liens (including, without limitation, the interest of the lessor under any capital lease) on property or assets of Foreign Subsidiaries to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or construction cost thereof, provided that the aggregate principal amount of the liabilities secured by such Liens shall not exceed at any one time outstanding 10% of Total Shareholders' Equity; and

                 (o) Liens (other than those permitted by clauses (a) through (n) above) securing liabilities of Chrysler or any of its Subsidiaries incurred after the Effective Date in an aggregate principal amount not to exceed at any one time outstanding 10% of Total Shareholders' Equity (as of the last day of the most recent fiscal quarter of Chrysler).

                 8.3 Limitation on Sales and Leasebacks. Chrysler will not, nor will it permit any Subsidiary (other than Eurostar and New Venture
Gear) to, enter into any agreement with any Person (not including Chrysler or any Subsidiary) providing for the leasing by Chrysler or a Subsidiary of any real or personal property which has been owned and operated by Chrysler or any such Subsidiary for more than 150 consecutive days and which has been or is to be sold or transferred by Chrysler or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such real or personal property (herein referred to as a "sale and leaseback transaction") unless Chrysler or such Subsidiary would be permitted to create Indebtedness secured by a Lien pursuant to subsection 8.2 on the real or personal property to be leased in an amount equal to such Indebtedness, if any, with respect to such sale and leaseback transaction; provided, that, in addition to the foregoing, Chrysler and each of its Subsidiaries may enter into sale and leaseback transactions so long as the aggregate book value of the real or personal property leased with respect thereto does not exceed at any one time outstanding $100,000,000 for Chrysler and all such Subsidiaries. Notwithstanding the provisions of this subsection, a sale of property and a leaseback thereof pursuant to an operating lease (that is, a lease which under GAAP would not be capitalized on the books of the lessee) thereof shall not be deemed to be a sale and leaseback transaction.

                 8.4      Limitation on Fundamental Changes.    (a)  Chrysler
will not (i) merge or consolidate with any other Person (unless (x) Chrysler shall be the continuing corporation and (y) immediately before and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing) or (ii) sell or convey all or substantially all of its assets to any Person.

                 (b) Chrysler Canada will not (i) amalgamate with any other Person (unless (x) the amalgamated Person shall, if requested by the Canadian Administrative Agent, execute and deliver a confirmation that it is a resident of Canada for purposes of the Income Tax Act (Canada), a ratification of any outstanding C$ Loans and a confirmation of its assumption of the Subsidiary Borrower Obligations owing by Chrysler Canada and (y) immediately before and immediately after giving effect to such amalgamation, no Default or Event of Default shall have occurred and be continuing) or (ii) sell or convey all or substantially all of its assets to any Person (other than Chrysler).

                 SECTION 9.  EVENTS OF DEFAULT

                 Upon the occurrence of any of the following events:

                 (a) Chrysler or any Subsidiary Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof or of the relevant Foreign Currency Subfacility, as the case may be; or fail to pay any interest on any Loan, or any other amount payable hereunder or under any Foreign Currency Subfacility, within five Business Days after any such amount becomes due in accordance with the terms hereof or of the relevant Foreign Currency Subfacility, as the case may be; or

                 (b) Any representation or warranty made or deemed made by either Facility Borrower herein (or in any amendment hereto) or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect on or as of the date made or deemed made in any respect which is materially adverse (i) in relation to the business, operations, property or financial condition of Chrysler and its Subsidiaries taken as a whole or (ii) to the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent or the Banks hereunder; or

                 (c) Chrysler shall default in the observance or performance of any agreement contained in subsection 8.1 provided that so long as no Facility Loans are outstanding hereunder while any such default is continuing, such default shall not be a Default or become an Event of Default hereunder until the earliest of (i) the date of furnishing pursuant to subsection 7.1 of financial statements covering the fiscal quarter next following the initial date as of which such default occurred, which financial statements show that such default is continuing as of the last day of such next following quarter, (ii) the last day of the period (without regard to any grace period provided by paragraph (e) of this Section 9) within which financial statements covering the fiscal quarter next following the initial date of such default are required to be furnished pursuant to subsection 7.1 if such financial statements have not then been furnished, and (iii) the close of business on the Business Day next preceding the date of delivery by either Facility Borrower of a notice of intention to borrow pursuant to subsection 2.2, 3.2 or 3.3 that is delivered after the initial date as of which such default occurred and before the delivery of financial statements covering the next following fiscal quarter showing that such default has ceased to exist; or

                 (d) either Facility Borrower shall default in the observance or performance of any agreement contained in subsections 8.2 through 8.4; or

                 (e) either Facility Borrower shall default in the observance or performance of any other agreement, covenant or term contained in this Agreement, and such default shall continue unremedied for a period of 30 days after receipt by such Facility Borrower of notice of such default from either Agent or the Required Banks; or

                 (f) (i) Chrysler or any Significant Subsidiary shall default in any payment or payments on any Indebtedness (other than the Loans), which payment or payments at any one time aggregate more than $25,000,000 (or its equivalent in another currency), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) Chrysler or any Significant Subsidiary shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Loans) in the principal amount of more than $25,000,000 (or its equivalent in another currency) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist with respect to any such Indebtedness (in each case with respect to this clause (ii), excluding a default in any payment on any Indebtedness), and the effect of such default, event or condition is to cause such Indebtedness to become due prior to its stated maturity (or in the case of Indebtedness constituting a Guaranty, to require payment thereof); provided, however, that no default of the type described in clause (i) above shall be deemed to have occurred with respect to any Chrysler Mexican Subsidiary solely by reason of a default by such Chrysler Mexican Subsidiary in any payment of any Indebtedness denominated in a currency other than Mexican pesos or any guarantee thereof that occurs solely as a result of the inability of such Chrysler Mexican Subsidiary to obtain such other currency with Mexican pesos; or

                 (g) (i) Chrysler or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or relating to winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Chrysler or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Chrysler or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 consecutive days; or (iii) there shall be commenced against Chrysler or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 consecutive days from the entry thereof; or
         (iv) Chrysler or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or
         (iii) above; or (v) Chrysler or any of its Significant Subsidiaries shall admit in writing its inability to pay its debts generally as they become due; or

                 (h) one or more final judgments or decrees not subject to appeal shall be entered against Chrysler or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) of $25,000,000 (or its equivalent in another currency) or more and shall have been unpaid for a period of 30 consecutive days;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to either Facility Borrower, automatically (x) the Commitments shall immediately terminate and (y) the Loans (including the face amount of all Bankers' Acceptances accepted by any C$ Bank), with accrued interest thereon, and all other amounts owing under this Agreement and the Foreign Currency Subfacilities shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to each Facility Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice of default to each Facility Borrower, declare the Loans (including the face amount of all Bankers' Acceptances accepted by any C$ Bank), with accrued interest thereon, and all other amounts owing under this Agreement and the Foreign Currency Subfacilities to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                 SECTION 10.  THE AGENTS

                 10.1 Appointment. Each Bank hereby irrevocably designates and appoints the Administrative Agent as the administrative agent of such Bank under this Agreement, and each such Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental
thereto.   Each C$ Bank hereby irrevocably designates and appoints the Canadian
Administrative Agent as the Canadian administrative agent of such Bank under this Agreement, and each C$ Bank hereby irrevocably authorizes the Canadian Administrative Agent as Canadian administrative agent for such Bank to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Canadian Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Foreign Currency Subfacility or otherwise exist against either Agent.

                 10.2     Delegation of Duties.   Each Agent may execute any of
its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                 10.3 Exculpatory Provisions. Neither Agent nor any of their respective officers, directors, employees, agents, attorneys- in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by either Facility Borrower, any Foreign Subsidiary Borrower or any Subsidiary or any officer thereof contained in this Agreement, any Foreign Currency Subfacility or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or any Foreign Currency Subfacility or for the sufficiency of this Agreement or any Foreign Currency Subfacility or for any failure of either Facility Borrower, any Foreign Subsidiary Borrower or any Subsidiary to perform its obligations hereunder or thereunder. Neither Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Foreign Currency Subfacility, or to inspect the properties, books or records of either Facility Borrower, any Foreign Subsidiary Borrower or any Subsidiary.

                 10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Chrysler), independent accountants and other experts selected by the relevant Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks (or, if so required by this Agreement, all of the Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks (or, if so required by this Agreement, all of the Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

                 10.5 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Bank or either Facility Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that either Agent receives such a notice, such Agent shall give notice thereof to the Banks, and, if such notice is received from a Bank, such Agent shall give notice thereof to each Facility Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks (or, if so required by this Agreement, all of the Banks); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                 10.6 Non-Reliance on Agents and other Banks. Each Bank expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of either Facility Borrower, shall be deemed to constitute any representation or warranty by either Agent to any Bank. Each Bank represents to each Agent that it has, independently and without reliance upon either Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Facility Borrowers and any Foreign Subsidiary Borrower and made its own decision to make its Loans and enter into this Agreement and any Foreign Currency Subfacility. Each Bank also represents that it will, independently and without reliance upon either Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or any Foreign Currency Subfacility and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Facility Borrowers and any Foreign Subsidiary Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the relevant Agent hereunder, neither Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of either Facility Borrower or any Foreign Subsidiary Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                 10.7 Indemnification. The Banks (or, in the case of the indemnity in favor of the Canadian Administrative Agent, the C$ Banks) agree to indemnify each Agent (to the extent not reimbursed by either Facility Borrower and without limiting the obligation of each Facility Borrower to do so), ratably according to the respective amounts of their Commitment Percentages (or, in the case of the indemnity in favor of the Canadian Administrative Agent, the C$ Banks' respective C$ Commitment Percentages) in effect on the date on which indemnification is sought under this subsection 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated, ratably in accordance with such Commitment Percentages (or C$ Commitment Percentages) immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or any Foreign Currency Subfacility, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the termination of this Agreement or any Foreign Currency Subfacility, the termination of the Commitments and the payment of the Loans and all other amounts payable hereunder or under any Foreign Currency Subfacility.

                 10.8 Agents in their Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with each Facility Borrower and any Foreign Subsidiary Borrower as though such Agent was not an Agent hereunder. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms "Bank" and "Banks" shall include each Agent in its individual capacity.

                 10.9 Successor Agents. Each Agent may resign as an Agent upon 30 days' notice to the Banks and the Facility Borrowers and may be removed at any time with or without cause by the Required Banks. If an Agent shall resign or be removed as an Agent under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor administrative agent or Canadian administrative agent, as applicable, for the Banks, which successor agent shall be approved by Chrysler (unless an Event of Default shall have occurred and be continuing), or (b) if a successor agent shall not have been so appointed and approved within the thirty-day period following such Agent's notice to the Banks or its removal as Agent, such Agent shall then appoint a successor agent who shall serve as Administrative Agent or Canadian Administrative Agent, as applicable, until such time, if any, as the Required Banks appoint, and Chrysler approves (unless an Event of Default shall have occurred and be continuing), a successor agent as provided in (a) above. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Canadian Administrative Agent, as applicable, and the terms "Administrative Agent", "Canadian Administrative Agent" and "Agent", as applicable, shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                 SECTION 11.  FOREIGN CURRENCY SUBFACILITIES

                 11.1 Terms of Foreign Currency Subfacilities. (a) Subject to the provisions of this Section 11, each Bank hereby agrees that Chrysler may in its discretion from time to time designate any credit facility to which any one or more Foreign Borrowers and any one or more Banks is a party as a "Foreign Currency Subfacility", with the consent of each such Bank in its sole discretion, and subject to confirmation by the Administrative Agent that such facility complies with the requirements of this Section 11, by delivering a Foreign Currency Subfacility Addendum to the Administrative Agent, executed by Chrysler and any relevant Foreign Subsidiary Borrower and executed or acknowledged in writing by each such Bank, provided, that on the effective date of such designation (i) no Default or Event of Default shall have occurred and be continuing and (ii) Chrysler shall have agreed in writing to pay to the Administrative Agent an administration fee in respect of such Foreign Currency Subfacility in an amount mutually acceptable to Chrysler and the Administrative Agent. Each Foreign Currency Subfacility Addendum shall specify whether the relevant Foreign Currency Subfacility is a Foreign Committed Subfacility or a Foreign Uncommitted Subfacility. Except as otherwise provided in this Section 11, the terms and conditions of each Foreign Currency Subfacility shall be determined by mutual agreement of the relevant Foreign Borrower(s) and Bank(s). The documentation governing each Foreign Currency Subfacility shall contain an express acknowledgement that such Foreign Currency Subfacility shall be subject to the provisions of this Section 11. Each Bank party to a Foreign Currency Subfacility must be a US$ Bank or a subsidiary, affiliate, branch or agency of a US$ Bank, and each party hereto and, by agreeing to any Foreign Currency Subfacility designation as contemplated hereby, any such subsidiary, affiliate, branch or agency, acknowledges and agrees that each reference in this Agreement to any Bank shall, to the extent applicable, be deemed to be a reference to such subsidiary, affiliate, branch or agency. In the event of any inconsistency between the terms of this Agreement and the terms of any Foreign Currency Subfacility, the terms of this Agreement shall prevail. It is understood that the provisions of subsections 4.9, 4.10 and 4.11 do not apply to any Foreign Currency Subfacility or any Loans made thereunder.

                 (b) The documentation governing each Foreign Currency Subfacility shall set forth the maximum amount (expressed in Dollars) available to be borrowed from each Bank thereunder (each, a "Foreign Currency Subfacility Maximum Borrowing Amount"). In no event shall (i) the aggregate of all Foreign Currency Subfacility Maximum Borrowing Amounts in respect of all Banks at any time exceed $400,000,000, (ii) the aggregate of all Foreign Currency Subfacility Maximum Borrowing Amounts in respect of any Bank at any time exceed 60% of such Bank's U.S. Commitment, or (iii) the Aggregate U.S./Foreign Extensions of Credit of any Bank at any time exceed such Bank's U.S. Commitment. The making of Foreign Currency Loans by a Bank under a Foreign Currency Subfacility shall under no circumstances reduce the amount available to be borrowed from such Bank under any other Foreign Currency Subfacility to which such Bank is a party.

                 (c) Except as otherwise required by applicable law, in no event shall the Banks party to a Foreign Currency Subfacility have the right to accelerate the Foreign Currency Loans outstanding thereunder, or to terminate their commitments (if any) to make such Loans prior to the stated termination date in respect thereof, except, in each case, in connection with an acceleration of the Loans or a termination of the Commitments pursuant to
Section 9 of this Agreement, provided, that nothing in this paragraph (c) shall be deemed to require any Bank to make a Foreign Currency Loan if the applicable conditions precedent to the making of such Foreign Currency Loan set forth in the relevant Foreign Currency Subfacility have not been satisfied. No Foreign Currency Loan may be made under a Foreign Currency Subfacility if a Default or Event of Default shall have occurred and be continuing or would result therefrom.

                 (d) The relevant Banks, or, if so specified in the relevant Foreign Currency Subfacility, an agent acting on their behalf, shall furnish to the Administrative Agent, immediately upon its request, a statement setting forth the outstanding Foreign Currency Loans made under such Foreign Currency Subfacility. The Administrative Agent shall be entitled to rely on any such statement without further investigation.

                 (e) If any amendment, supplement or other modification to a Foreign Currency Subfacility shall (i) add a Bank as a party thereto or (ii) change the Foreign Currency Subfacility Maximum Borrowing Amount of any Bank party thereto, Chrysler shall promptly furnish an appropriately revised Foreign Currency Subfacility Addendum, executed by Chrysler, any relevant Foreign Subsidiary Borrower and the affected Banks (or any agent acting on their behalf), to the Administrative Agent.

                 (f) Chrysler may terminate its designation of a facility as a Foreign Currency Subfacility, with the consent of each Bank party thereto in its sole discretion, by written notice to the Administrative Agent, which notice shall be executed by Chrysler, any relevant Foreign Subsidiary Borrower and each Bank party to such Foreign Currency Subfacility (or any agent acting on their behalf). Once notice of such termination is received by the Administrative Agent, such Foreign Currency Subfacility and the loans and other obligations outstanding thereunder shall immediately cease to be subject to the terms of this Agreement (including the guarantee of Chrysler contained in Section 12).

                 (g) Nothing in this Section 11 shall be deemed to limit the ability of Chrysler or any of the Subsidiaries to enter into credit facilities which do not constitute Foreign Currency Subfacilities.

                 11.2 Currency Fluctuations, etc. (a) No later than 2:00 P.M., New York City time, on each Foreign Calculation Date, the Administrative Agent shall (i) determine the Foreign Exchange Rate as of such Foreign Calculation Date with respect to each Foreign Currency covered by a Foreign Currency Subfacility and (ii) give notice thereof to the relevant Banks and Chrysler. The Foreign Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Foreign Calculation Date (a "Foreign Reset Date") and shall remain effective until the next succeeding Foreign Reset Date. If on any Foreign Calculation Date a Foreign Exchange Rate cannot be determined with respect to any Foreign Currency, such Foreign Exchange Rate shall remain at the applicable rate effective as of the most recent Foreign Reset Date with respect to which such Foreign Exchange Rate was available until such Foreign Exchange Rate can once again be determined.

                 (b) No later than 2:00 P.M., New York City time, on each Foreign Reset Date and each Borrowing Date, the Administrative Agent shall (i) determine the US$ Equivalent of the Foreign Currency Loans then outstanding under each Foreign Currency Subfacility (after giving effect to any Foreign Currency Loans to be made or repaid on such date) and (ii) notify the relevant Banks and Chrysler of the results of such determination.

                 (c) If, on any Foreign Reset Date or any Borrowing Date (after giving effect to (i) any Loans to be made or repaid on such date and (ii) any amendment, supplement or other modification to any Foreign Currency Subfacility effective on such date of which the Administrative Agent has received notice), the Aggregate U.S./Foreign Extensions of Credit of any Bank exceed 105% of the U.S. Commitment of such Bank, then, within ten Business Days after notice thereof to Chrysler from the Administrative Agent, Chrysler shall cause the relevant Foreign Borrower to reduce the Aggregate Foreign Extensions of Credit of such Bank in an amount such that, after giving effect thereto, the Aggregate U.S./Foreign Extensions of Credit of such Bank shall be equal to or less than the U.S. Commitment of such Bank.

                 (d) If, on any Foreign Reset Date or any Borrowing Date (after giving effect to (i) any Foreign Currency Loans to be made or repaid on such date and (ii) any amendment, supplement or other modification to any Foreign Currency Subfacility effective on such date of which the Administrative Agent has received notice), the US$ Equivalent of the Foreign Currency Loans made by any Bank outstanding under any Foreign Currency Subfacility to which such Bank is a party exceeds 105% of the Foreign Currency Subfacility Maximum Borrowing Amount of such Bank with respect thereto, then Chrysler shall cause the relevant Foreign Borrower, within ten Business Days after notice thereof to Chrysler from the Administrative Agent, to (i) increase the Foreign Currency Subfacility Maximum Borrowing Amount of such Bank with respect to such Foreign Currency Subfacility (subject to the approval of such Bank) in accordance with subsection 11.1(e) and/or (ii) prepay such Foreign Currency Loans in accordance with the terms of such Foreign Currency Subfacility in an aggregate amount such that, after giving effect thereto, the US$ Equivalent of such Foreign Currency Loans shall be equal to or less than such Bank's Foreign Currency Subfacility Maximum Borrowing Amount with respect to such Foreign Currency Subfacility.

                 (e) The Administrative Agent shall promptly furnish each affected Bank with a copy of any notice described in subsection 11.2(c) or 11.2(d) which has been delivered to Chrysler by the Administrative Agent.

                 SECTION 12.  GUARANTEE

                 12.1 Guarantee. In order to induce the Agents and the Banks to execute and deliver this Agreement, to become a party to any Foreign Currency Subfacility and to make or maintain the Loans, and in consideration thereof, Chrysler hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Agents and the Banks, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations. The guarantee contained in this Section 12, subject to subsection 12.5, shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

                 Chrysler agrees that whenever, at any time, or from time to time, it shall make any payment to either Agent or any Bank on account of its liability under this Section 12, it will notify the Administrative Agent (and, in the cases of payments to it, the Canadian Administrative Agent) and such Bank in writing that such payment is made under the guarantee contained in this
Section 12 for such purpose. No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by either Agent or any Bank from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Chrysler under this Section 12 which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Subsidiary Borrower Obligations until, subject to subsection 12.5, the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

                 12.2 No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Section 12, Chrysler hereby irrevocably waives (a) all rights which may have arisen in connection with the guarantee contained in this Section 12 to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including
Section 509 thereof, under common law or otherwise) of either Agent or any Bank against any Subsidiary Borrower or against either Agent or any Bank for the payment of the Subsidiary Borrower Obligations and (b) all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Subsidiary Borrower or any other Person which may have arisen in connection with the guarantee of the Subsidiary Borrower Obligations contained in this Section 12, in each case until all Subsidiary Borrower Obligations of such Subsidiary Borrower have been paid in full. So long as the Subsidiary Borrower Obligations remain outstanding, if any amount shall be paid by or on behalf of any Subsidiary Borrower or any other Person to Chrysler on account of any of the rights waived in this subsection 12.2, such amount shall be held by Chrysler in trust, segregated from other funds of Chrysler, and shall, forthwith upon receipt by Chrysler, be turned over to the Administrative Agent in the exact form received by Chrysler (duly indorsed by Chrysler to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this subsection 12.2 shall survive the term of the guarantee contained in this Section 12 and the payment in full of the Subsidiary Borrower Obligations and the termination of the Commitments.

                 12.3 Amendments, etc. with respect to the Subsidiary Borrower Obligations. Chrysler shall remain obligated under this Section 12 notwithstanding that, without any reservation of rights against Chrysler, and without notice to or further assent by Chrysler, any demand for payment of or reduction in the principal amount of any of the Subsidiary Borrower Obligations made by either Agent or any Bank may be rescinded by such Agent or such Bank, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by either Agent or any Bank, and this Agreement and any other documents executed and delivered in connection herewith or in connection with any Foreign Currency Subfacility may be amended, modified, supplemented or terminated, in whole or in part, as may be deemed advisable from time to time, and any collateral security, guarantee or right of offset at any time held by either Agent or any Bank for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Agent or Bank shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee contained in this Section 12 or any property subject thereto.

                 12.4 Guarantee Absolute and Unconditional. Chrysler waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by either Agent or any Bank upon the guarantee contained in this Section 12 or acceptance of the guarantee contained in this Section 12; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 12; and all dealings between Chrysler or the Subsidiary Borrowers, on the one hand, and the Agents and the Banks, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this
Section 12. Chrysler waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Chrysler or any Subsidiary Borrower with respect to the Subsidiary Borrower Obligations. The guarantee contained in this Section 12 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any Foreign Currency Subfacility, any of the Subsidiary Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by either Agent or any Bank, (b) the legality under applicable Requirements of Law of repayment by the relevant Subsidiary Borrower of any Subsidiary Borrower Obligations or the adoption of any Requirement of Law purporting to render any Subsidiary Borrower Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the applicable Subsidiary Borrower) which may at any time be available to or be asserted by Chrysler or any Subsidiary Borrower against either Agent or any Bank, or (d) any other circumstance whatsoever (with or without notice to or knowledge of Chrysler or any Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Subsidiary Borrower for any Subsidiary Borrower Obligations, or of Chrysler under the guarantee contained in this Section 12, in bankruptcy or in any other instance. When either Agent or any Bank is pursuing its rights and remedies under this
Section 12 against Chrysler, such Agent or Bank may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by either Agent or any Bank to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Chrysler of any liability under this Section 12, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agents and the Banks against Chrysler.

                 12.5 Reinstatement. The guarantee contained in this Section 12 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by either Agent or any Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

                 12.6 Payments. (a) Chrysler hereby agrees that any payments in respect of the Subsidiary Borrower Obligations pursuant to this Section 12 will be paid without setoff or counterclaim in C$ (in the case of Subsidiary Borrower Obligations arising under this Agreement) or, at the option of the relevant Bank(s), in Dollars or in the relevant Foreign Currency (in the case of Subsidiary Borrower Obligations arising under any Foreign Currency Subfacility), to (unless otherwise specified by the Administrative Agent): (a) the Canadian Administrative Agent at the office of the Canadian Administrative Agent specified in subsection 13.2 (in the case of Subsidiary Borrower Obligations arising under this Agreement) or (b) the relevant Bank(s) (or an agent acting on their behalf) at the office specified for payments under the relevant Foreign Currency Subfacility or such other office as shall have been specified by the relevant Bank(s) in each case to the extent permitted by applicable law (in the case of Subsidiary Borrower Obligations arising under any Foreign Currency Subfacility).

                 (b) In the event that any law, regulation, treaty or directive (whether or not in effect on the date hereof), shall require any Taxes to be withheld or deducted from any amount payable to any Bank under the guarantee contained in this Section 12, upon notice by such Bank to Chrysler (with a copy to the Administrative Agent) to the effect that as a result of such law, rule, regulation, treaty or directive, Taxes are being withheld or deducted from amounts payable to such Bank under the guarantee contained in this Section 12, Chrysler will pay to such Bank (or, if applicable, the relevant Agent or any other agent acting on such Bank's behalf) additional amounts (in the relevant currency) so that such additional amounts, together with amounts otherwise payable under the guarantee contained in this Section 12, will yield to such Bank, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, an amount that would be equal to the amount that such Bank would have received under the guarantee contained in this Section 12 had no such withholding or deduction been required calculated after taking into account all applicable Taxes and Other Taxes. If Chrysler fails to pay any Taxes when due following notification by any Bank as provided above, Chrysler shall indemnify such Bank for any incremental taxes, interest or penalties that may become payable by any Bank as a result of any such failure by Chrysler to make such payment. Within 30 days after the payment by Chrysler of any Taxes withheld or deducted from any amount payable to any Bank under the guarantee contained in this Section 12, Chrysler will furnish to such Bank (with a copy to the Administrative Agent), the original or a certified copy of a receipt evidencing payment thereof.

                 (c) If a payment made by Chrysler has been increased by an amount referred to in subsection 12.6(b), and a Bank or any subsidiary, parent or other affiliate of such Bank is able to apply for or otherwise take advantage of any tax credit, deduction in computing income or similar benefit (a "Tax Credit") by reason of any withholding or deduction made by Chrysler in respect of the amount of the increase, then, subject to subsection 12.6(d), such Bank will use reasonable efforts to obtain, or cause such affiliate to obtain, the Tax Credit and such Bank, when it or its affiliate realizes such Tax Credit (whether by way of reducing taxes payable, receiving a tax refund, or otherwise), shall, subject to subsection 12.6(d), repay to Chrysler such amount, if any (not exceeding the amount of the increase) as is reasonably determined in the absolute and uncontrolled discretion of such Bank to be equal to the net after-tax value to such Bank and its affiliate, as the case may be, of such part of the Tax Credit as is reasonably attributable to such withholding or deduction, having regard to all dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same. Any such reimbursement shall be conclusive evidence, absent manifest error, of the amount due to Chrysler and shall be accepted by it in full and final settlement of its rights of reimbursement hereunder.

                 (d) Notwithstanding subsection 12.6(c), (i) nothing therein contained shall interfere with the right of a Bank to arrange its tax affairs in whatever manner it deems fit and, in particular, no Bank shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other reliefs, claims, credits or deductions available to it and (ii) a Bank shall not be obligated to disclose to Chrysler any information regarding its tax affairs or tax computations.

                 12.7 Judgments Relating to Guarantee. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under the guarantee contained in this Section 12 in one currency into another currency, Chrysler agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Bank (or agent acting on its behalf) could purchase the first currency with such other currency for the first currency on the Banking Day immediately preceding the day on which final judgment is given.

                 (b) The obligations of Chrysler in respect of any sum due under the guarantee contained in this Section 12 shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with this Section 12 (the "Agreement Currency"), be discharged only to the extent that, on the Banking Day following receipt by any Bank (or agent acting on its behalf) (the "Applicable Creditor") of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, Chrysler agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to Chrysler. The obligations of Chrysler contained in this subsection 12.7 shall survive the termination of the guarantee contained in this Section 12 and the payment of all amounts owing hereunder.

                 12.8 Independent Obligations. The obligations of Chrysler under the guarantee contained in this Section 12 are independent of the obligations of each Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against Chrysler whether or not the relevant Subsidiary Borrower be joined in any such action or actions. Chrysler waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

                 SECTION 13.  MISCELLANEOUS

                 13.1 Amendments and Waivers. With the written consent of the Required Banks, the Administrative Agent and the Facility Borrowers may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or of either Facility Borrower hereunder or thereunder, and with the consent of the Required Banks the Administrative Agent on behalf of the Banks may execute and deliver to the Facility Borrowers a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the maturity of any Facility Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce or forgive the principal amount thereof, or reduce the rate of payment of any Facility Fee or Acceptance Fee payable hereunder or increase the amount or extend the term of any Bank's Commitment or amend, modify or waive any provision of this subsection 13.1 or reduce the percentage specified in the definition of Required Banks, Required U.S. Banks or Required Canadian Banks, or consent to the assignment or transfer by either Facility Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of each Bank directly affected thereby, (b) release Chrysler from its obligations under the guarantee contained in Section 12 without the prior written consent of each C$ Bank and each Bank party to a Foreign Currency Subfacility or (c) amend, modify or waive any provision of Section 10 without the written consent of each Agent directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon each Facility Borrower, the Banks and each Agent. In the case of any waiver, each Facility Borrower, the Banks and each Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent shall give the Canadian Administrative Agent prompt written notice of any waiver, amendment, supplement or modification entered into pursuant to this subsection 13.1.

                 13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by telecopy or, in the case of any E-Mail Bank, by electronic mail, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or when deposited in the mail, first class or air postage prepaid, or, in the case of telecopied notice, when telecopied, receipt acknowledged, or, in the case of electronic mail, when sent, electronic confirmation of receipt received; addressed as follows in the case of the Facility Borrowers, the Canadian Administrative Agent and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of each Bank, or to such address or other address as may be hereafter notified by the respective parties hereto:

         Chrysler:                Chrysler Corporation
                                  1000 Chrysler Drive
                                  Auburn Hills, Michigan  48326-2766
                                  Attention:  Treasurer's Office
                                  Telecopy:  (810) 512-1766

         Chrysler Canada:         Chrysler Canada Ltd.
                                  2450 Chrysler Center
                                  Windsor, Ontario
                                  Canada N9A4H6
                                  Attention:  Treasurer
                                  Telecopy:  (519) 973-4310

         The Administrative
          Agent:                  The Chase Manhattan Bank
                                  270 Park Avenue
                                  New York, New York  10017
                                  Attention:  Andris Kalnins
                                  Telecopy:  (212) 270-5127

         With a copies to:        The Chase Manhattan Bank Loan
                                    and Agency Services Group
                                  One Chase Manhattan Plaza
                                  New York, New York  10081
                                  Attention:  Sandra Miklave, Account Manager
                                  Telecopy:  (212) 622-0002

         The Canadian
         Administrative
          Agent:          Royal Bank of Canada
                                  Loan Structuring and Syndications
                                  Royal Bank Plaza, South Tower
                                  200 Bay Street
                                  Toronto, Ontario
                                  Canada  M5J 2J5
                                  Attention:  Manager, Business Operations
                                  Telecopy:  (416) 974-2407

provided that any notice, request or demand to or upon an Agent pursuant to subsection 2.2, 2.3, 2.5, 3.2, 3.3, 3.4, 4.5 or 4.6 shall not be effective until received.

                 13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of either Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 13.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

                 13.5 Payment of Expenses and Taxes. Each of Chrysler and, as applicable, Chrysler Canada, agrees:

                 (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett, special counsel to the Administrative Agent;

                 (b) to pay or reimburse each Bank and each Agent for all reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, and any such other documents, including, without limitation, the reasonable fees and disbursements of one firm of special counsel in each of the United States and Canada to the Agents and the Banks; and

                 (c) to pay and reimburse (i) each Bank for any payments made by such Bank to either Agent pursuant to the provisions of subsection
         10.7 and (ii) each Agent for any and all liabilities, expenses or disbursements incurred by it which pursuant to the provisions of subsection 10.7 are the subject of indemnification payments from the Banks to the extent that such Agent, for whatever reason, did not receive such indemnification payments from any Bank or Banks.

                 The agreements in this subsection 13.5 shall survive termination of this Agreement, termination of the Commitments and the payment of the Loans and all other amounts payable hereunder.

                 13.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Facility Borrowers, the Banks, the Agents, and their respective successors and assigns, except that no Facility Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank (in the case of Chrysler) or all of the C$ Banks (in the case of Chrysler Canada).

                 (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more Commercial Banks ("Participants") participating interests in any Loan owing to such Bank, any Commitment of such Bank or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Loan for all purposes under this Agreement, and Chrysler and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, provided, that the terms of any participation agreement or certificate relating to any such participation shall prohibit any subparticipations by such

Participant and provided, further any such participation agreement or certificate shall permit the Bank granting such participations the right to consent to waivers, amendments or supplements to this Agreement without the consent of such Participant except in the case of (a) waivers of any Default or Event of Default described in Section 9(a), and (b) any amendment or modification extending the maturity of any Loan, or reducing the rate or extending the time of payment of interest thereon, or reducing the principal amount thereof or reducing the rate of payment of the Facility Fee payable hereunder, in each case to the extent such Participant is directly affected thereby. Chrysler agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the extent permitted by applicable law and with the consent of the Required Banks, have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in subsection 13.8 as fully as if it were a Bank hereunder. Chrysler also agrees that each Participant shall be entitled to the benefits of subsections 4.9 and 4.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Bank; provided that, no Participant shall be entitled to receive any greater amount pursuant to subsections 4.9 and 4.11 than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

                 (c) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Bank or any affiliate thereof or, with the consent of Chrysler and the Administrative Agent (which shall not be unreasonably withheld by either Chrysler or the Administrative Agent, as the case may be), to an additional Commercial Bank (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance (each, an "Assignment and Acceptance"), substantially in the form of Exhibit E-1, executed by such Assignee, such assigning Bank (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by Chrysler and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the relevant Register; provided, however, that a Bank may not assign its rights or obligations under this Agreement unless and until (i) if such assigning Bank is not assigning all of its rights and obligations under this Agreement, the aggregate principal amount of such Bank's obligations (which may constitute U.S. Commitments and/or Canadian Commitments) hereunder so assigned shall be in an aggregate amount of $10,000,000 or greater (unless, at Chrysler's discretion, a lesser amount is mutually agreed upon between Chrysler and such Bank); (ii) if such assigning Bank is not assigning all of its rights and obligations (which may constitute U.S. Commitments and/or Canadian Commitments) under this Agreement, after giving effect to the assignment, the aggregate principal amount of such assigning Bank's obligations hereunder shall be in an aggregate amount of $25,000,000 or greater (unless, at Chrysler's discretion, a lesser amount is mutually agreed upon between Chrysler and such Bank) and (iii) after giving effect to any such assignment by a US$ Bank, (x) the Aggregate U.S./Foreign Extensions of Credit of such Bank shall not exceed its U.S. Commitment and (y) the aggregate of all Foreign Currency Subfacility Maximum Borrowing Amounts in respect of such Bank shall not exceed such Bank's U.S. Commitment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such assigning Bank shall cease to be a party hereto).

                 (d)  (i)   The Administrative Agent shall maintain at its
address referred to in subsection 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "U.S. Register") for the recordation of the names and addresses of the US$ Banks and the U.S. Commitment of, and principal amount of the U.S. Loans and the Types of such loans owing to, each US$ Bank from time to time. The entries in the U.S. Register shall be conclusive, in the absence of clearly demonstrable error, and Chrysler, the Administrative Agent and the Banks may treat each Person whose name is recorded in the U.S. Register as the owner of the Loans recorded therein for all purposes of this Agreement. The U.S. Register shall be available for inspection by Chrysler or any U.S. Bank at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give prompt written notice to Chrysler of the making of any entry in the U.S. Register or any change in any such entry.

                 (ii) The Canadian Administrative Agent shall maintain at its address referred to in subsection 13.2 a register (the "Canadian Register") for the recordation of the names and addresses of the C$ Banks, the Canadian Commitments of such Banks, and the principal amount of each category of C$ Loan owing to each such Bank from time to time. The entries in the Canadian Register shall be conclusive, in the absence of clearly demonstrable error, and Chrysler Canada, the Canadian Administrative Agent and the Banks may treat each Person whose name is recorded in the Canadian Register as the owner of the C$ Loans recorded therein for all purposes of this Agreement. The Canadian Register shall be available for inspection by Chrysler, Chrysler Canada or any C$ Bank at any reasonable time and from time to time upon reasonable prior notice. The Canadian Administrative Agent shall give prompt written notice to Chrysler Canada of the making of any entry in the Canadian Register or any change in any such entry.

                 (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Assignee (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by Chrysler and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $2,500 (which shall not be payable by either Borrower), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the relevant Register and give notice of such acceptance and recordation to the relevant Banks and Chrysler.

                 (f) Chrysler authorizes each US$ Bank (in the case of U.S. Loans) and each C$ Bank (in the case of C$ Loans) to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning Chrysler and its affiliates which has been delivered to such Bank by or on behalf of Chrysler pursuant to this Agreement or which has been delivered to such Bank by or on behalf of Chrysler in connection with such Bank's credit evaluation of Chrysler and its affiliates prior to becoming a party to this Agreement.

                 (g) Nothing herein shall prohibit any US$ Bank from pledging or assigning all or any portion of its U.S. Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, Chrysler hereby agrees that, upon request of any US$ Bank at any time and from time to time after Chrysler has made its initial borrowing hereunder, Chrysler shall provide to such Bank, at Chrysler's own expense, a promissory note, substantially in the form of Exhibit H, evidencing the U.S. Loans owing to such Bank.

                 13.7 Right of Set-off. Upon the occurrence and during the continuance of an Event of Default, subject to receipt of the consent of the Required Banks, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (including, without limitation, its branches) to or for the credit or the account of either Facility Borrower against any and all of the obligations of such Facility Borrower then due and owing. Each Bank agrees promptly to notify such Facility Borrower and the Administrative Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

                 13.8 Adjustments. If any Bank (a "benefitted Bank") shall at any time, except in connection with any termination, replacement or assignment of or by such Bank pursuant to this Agreement, receive any payment of all or part of its U.S. Loans or C$ Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause
(g) of Section 9, or otherwise) in a greater proportion than any such payment to, or any collateral received by, any other Bank, if any, in respect of such other Bank's U.S. Loans or C$ Loans, as the case may be, or interest thereon, such benefitted Bank shall purchase for cash from the other US$ Banks or C$ Banks, as the case may be, such portion of each such other Bank's U.S. Loans or C$ Loans, as the case may be, or shall provide such other relevant Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the other relevant Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Facility Borrower agrees that each Bank so purchasing a portion of another Bank's U.S. Loans or C$ Loans, as the case may be, may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

                 13.9 New Banks; Commitment Increases; Commitment Reallocations. (a) With the consent of Chrysler and upon notification to the Administrative Agent, one or more additional Commercial Banks may become a party to this Agreement by executing a New Bank Supplement with Chrysler and the Administrative Agent, substantially in the form of Exhibit A, whereupon such Commercial Bank (herein called a "New Bank") shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule I hereto shall be deemed to be amended to add the name and reflect the Commitment of such New Bank. Each New Bank shall be designated as a US$ Bank with a U.S. Commitment and/or a C$ Bank with a Canadian Commitment, as specified in such New Bank Supplement.

                 (b) With the consent of Chrysler and upon notification to the Administrative Agent, any Bank may increase the amount of its Commitment by executing a Commitment Increase Supplement with Chrysler and the Administrative Agent, substantially in the form of Exhibit B, whereupon such Bank shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased (which increase shall be allocated to its U.S. Commitment and/or its Canadian Commitment, as specified in such Commitment Increase Supplement), and Schedule I hereto shall be deemed to be amended to reflect the increased Commitment of such Bank.

                 (c) With the consent of the Administrative Agent (which shall not be unreasonably withheld), so long as no Default or Event of Default shall have occurred and be continuing, Chrysler may reallocate all or any portion of the Canadian Commitment of any C$ Bank to the U.S. Commitment of such C$ Bank's Related US$ Bank or reallocate all or any portion of the U.S. Commitment of any US$ Bank to the Canadian Commitment of such US$ Bank's Related C$ Bank by executing a Commitment Reallocation Supplement hereto with the Administrative Agent, substantially in the form of Exhibit E-2, whereupon the affected US$ Bank and C$ Bank shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of the U.S. Commitment or Canadian Commitment of such Bank after giving effect to such reallocation, and Schedule I hereto shall be deemed to be amended to reflect such reallocation. Each reallocation pursuant to this subsection 13.9(c) shall be subject to the prior written consent of the affected US$ Bank and C$ Bank, provided, that each C$ Bank and its Related US$ Bank confirm that, as of the date hereof, such C$ Bank and its Related US$ Bank are willing to consider any reallocation of such Related US$ Bank's U.S. Commitment to such C$ Bank's Canadian Commitment which does not increase such C$ Bank's Canadian Commitment above its Initial Offered Canadian Commitment Amount.

                 (d) (i) If on the date upon which a Commercial Bank becomes a New Bank (designated as a US$ Bank), upon which a Bank obtains a U.S. Commitment or upon which a US$ Bank's U.S. Commitment is changed pursuant to this subsection 13.9, there is an unpaid principal amount of U.S. Loans, Chrysler shall borrow U.S. Loans from, or prepay U.S. Loans of, such Bank, as applicable, in an amount such that, after giving effect thereto, the quotient of (x) the U.S. Loans of such Bank of each Type (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) and (y) such Bank's U.S. Commitment is equal to the comparable quotient of each other US$ Bank; provided, that after the first Foreign Currency Subfacility becomes effective hereunder, the amount of such borrowing or prepayment shall instead be determined by reference to the amount of each Type of U.S. Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would have been outstanding from such Bank if (1) each such Type or tranche had been borrowed on the date of the relevant change in such Bank's U.S. Commitment after giving effect to such change and (2) the aggregate amount of each such Type or tranche requested to be so borrowed had been increased or decreased, as the case may be, to the extent necessary to give effect, with respect to such Bank, to the first sentence of subsection 4.8(a). Any Eurodollar Loan borrowed pursuant to the preceding sentence shall bear interest at a rate equal to such rate as shall be mutually agreed upon between Chrysler and the relevant Bank reflecting current market conditions.

                 (ii) If on the date upon which a Commercial Bank becomes a New Bank (designated as a C$ Bank), upon which a Bank obtains a Canadian Commitment or upon which a C$ Bank's Canadian Commitment is changed pursuant to subsection 13.9, there is an unpaid principal amount of C$ Loans, Chrysler Canada shall borrow C$ Loans from, or prepay or Defease (in the case of Bankers'

Acceptances) C$ Loans of, such Bank, as applicable, in an amount such that, after giving effect thereto, the quotient of (x) the C$ Loans of such Bank of each category (and, in the case of Bankers' Acceptances, of each maturity) and
(y) such Bank's Canadian Commitment is equal to the comparable quotient of each other C$ Bank. Any Bankers' Acceptance borrowed pursuant to the preceding sentence shall yield an Acceptance Fee at a rate equal to such rate as shall be mutually agreed upon between Chrysler and the relevant Bank reflecting current market conditions.

                 (e) The Administrative Agent shall advise the Canadian Administrative Agent and the Banks of each addition of a New Bank and of each change in a Bank's U.S. Commitment or Canadian Commitment pursuant to this subsection 13.9 and of the amount of any borrowing or prepayment required to be made from or to any such Bank pursuant to this subsection 13.9 upon such addition or change.

                 13.10 Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each of Chrysler and the Administrative Agent.

                 13.11 Judgments Relating to Chrysler Canada. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder by Chrysler Canada in one currency into another currency, Chrysler Canada agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Bank could purchase the first currency with such other currency for the first currency on the Banking Day immediately preceding the day on which final judgment is given.

                 (b) The obligations of Chrysler Canada in respect of any sum due in C$ to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than C$, be discharged only to the extent that, on the Banking Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase C$ with the Judgment Currency; if the amount of C$ so purchased is less than the sum originally due to the Applicable Creditor in C$, Chrysler Canada agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of C$ so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to Chrysler Canada. The obligations of Chrysler Canada contained in this subsection 13.11 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

                 13.12 WAIVERS OF JURY TRIAL. THE FACILITY BORROWERS, THE ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 13.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE

GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

                 13.14 Integration. This Agreement represents the agreement of each party with respect to the subject matter hereof, and there are no promises or representations by either Agent or any Bank relative to the subject matter hereof not reflected herein.

                 13.15 Information. Each Bank is hereby authorized to divulge any information pertaining to this Agreement, the transactions contemplated hereby and the records maintained by such Bank when required by any Governmental Authority.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              CHRYSLER CORPORATION


                    By: ____________________________________
                        Title:


                              CHRYSLER CANADA LTD.


                    By:_____________________________________
                       Title:


                    By: ____________________________________
                       Title:


                          THE CHASE MANHATTAN BANK, as
                              Administrative Agent


                    By: ____________________________________
                       Title:


                       ROYAL BANK OF CANADA, as Canadian
                              Administrative Agent


                    By: ____________________________________
                       Title:

                                                                   SCHEDULE I TO
                                                      REVOLVING CREDIT AGREEMENT




                                                                                                                 INITIAL OFFERED
                                                                                 CANADIAN          COMBINED          CANADIAN
 BANKS                                                 U.S. COMMITMENT          COMMITMENT        COMMITMENT     COMMITMENT AMOUNT
 -----                                               -------------------      --------------    -------------    -----------------

 The Chase Manhattan Bank (1)  . . . . . . . . . .      $145,000,000         $   30,000,000       175,000,000     $  35,000,000

 Royal Bank of Canada  . . . . . . . . . . . . . .        80,000,000             45,000,000       125,000,000       130,000,000

 ABN AMRO Bank N.V. - Chicago Branch (2) . . . . .        80,000,000             20,000,000       100,000,000        20,000,000

 Bank of America NT & SA (3)   . . . . . . . . . .        80,000,000             20,000,000       100,000,000        20,000,000

 The Bank of New York  . . . . . . . . . . . . . .       100,000,000                     --       100,000,000                --

 The Bank of Nova Scotia . . . . . . . . . . . . .        65,000,000             35,000,000       100,000,000        35,000,000

 Banque Nationale de Paris . . . . . . . . . . . .       100,000,000                     --       100,000,000                --

 Canadian Imperial Bank of Commerce  . . . . . . .        65,000,000             35,000,000       100,000,000        75,000,000

 Comerica Bank . . . . . . . . . . . . . . . . . .       100,000,000                     --       100,000,000                --

 Commerzbank Aktiengesellschaft Chicago Branch . .       100,000,000                     --       100,000,000                --

 NBD Bank  . . . . . . . . . . . . . . . . . . . .       100,000,000                     --       100,000,000                --

 The LTCB Trust Company    . . . . . . . . . . . .       100,000,000                     --       100,000,000                --

 Morgan Guaranty Trust Company of New York (4) . .        80,000,000             20,000,000       100,000,000        20,000,000

 NationsBank, N.A  . . . . . . . . . . . . . . . .       100,000,000                     --       100,000,000                --

 Societe Generale, Chicago Branch  . . . . . . . .       100,000,000                     --       100,000,000                --

 The Toronto-Dominion Bank   . . . . . . . . . . .        65,000,000             35,000,000       100,000,000       100,000,000

 Arab Banking Corporation  . . . . . . . . . . . .        50,000,000                     --        50,000,000                --

 Banca Nazionale Del Lavoro S.p.A. New York
   Branch  . . . . . . . . . . . . . . . . . . . .        50,000,000                     --        50,000,000                --

 Bankers Trust Company . . . . . . . . . . . . . .        50,000,000                     --        50,000,000                --

 Bank of Montreal  . . . . . . . . . . . . . . . .        30,000,000             20,000,000        50,000,000        20,000,000

 Barclays Bank PLC . . . . . . . . . . . . . . . .        50,000,000                     --        50,000,000                --

 CARIPLO - Cassa di Risparmio delle Provincie
   Lombarde SpA. . . . . . . . . . . . . . . . . .        50,000,000                     --         50,000,000               --

 Credit Lyonnais Chicago Branch (5)  . . . . . . .        30,000,000             20,000,000         50,000,000       20,000,000

 Credit Suisse First Boston  . . . . . . . . . . .        50,000,000                     --         50,000,000               --

 The Dai-Ichi Kangyo Bank, Ltd.  . . . . . . . . .        50,000,000                     --         50,000,000               --

 The Fuji Bank, Limited Chicago Branch . . . . . .        50,000,000                     --         50,000,000               --

 Istituto Bancario San Paolo di Torino SpA.  . . .        50,000,000                     --         50,000,000               --

 Mellon Bank N.A.  . . . . . . . . . . . . . . . .        50,000,000                     --         50,000,000               --

 National Bank of Canada . . . . . . . . . . . . .        30,000,000             20,000,000         50,000,000       20,000,000

 The Sanwa Bank, Limited, Chicago Branch . . . . .        50,000,000                     --         50,000,000               --

 Swiss Bank Corporation, New York Branch . . . . .        50,000,000                     --         50,000,000               --

 Union Bank of Switzerland New York Branch . . . .        50,000,000                     --         50,000,000               --

 The Yasuda Trust and Banking Company, Limited.  .        50,000,000                     --         50,000,000               --

    Total                                              2,250,000,000            300,000,000      2,550,000,000      495,000,000



(1)  Related C$ Bank: The Chase Manhattan Bank of Canada

(2)  Related C$ Bank: ABN AMRO Bank Canada

(3)  Related C$ Bank: Bank of America Canada

(4)  Related C$ Bank: J.P. Morgan Canada

(5)  Related C$ Bank: Credit Lyonnais Canada

                                                                  SCHEDULE II TO
                                                      REVOLVING CREDIT AGREEMENT



                    LIENS PERMITTED UNDER SUBSECTION 8.2(a)



Secured stand-by letter of credit in the amount of $200,000,000 used to ensure vacation payment to UAW employees

                                                                    EXHIBIT A TO
                                                      REVOLVING CREDIT AGREEMENT


                         [FORM OF NEW BANK SUPPLEMENT]


          SUPPLEMENT, dated _________________, to the Revolving Credit Agreement, dated as of April 24, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER CORPORATION ("Chrysler"), CHRYSLER CANADA LTD., the Banks parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and THE CHASE MANHATTAN BANK, as Administrative Agent.


                             W I T N E S S E T H :


          WHEREAS, the Credit Agreement provides in subsection 13.9(a) thereof that any Commercial Bank, although not originally a party thereto, may become a party to the Credit Agreement with the consent of Chrysler by executing and delivering to Chrysler and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

          WHEREAS, the undersigned was not an original party to the Credit Agreement but now desires to become a party thereto;

          NOW, THEREFORE, the undersigned hereby agrees as follows:

          1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by Chrysler and the Administrative Agent, become a Bank for all purposes of the Credit Agreement to the same extent as if originally a party thereto.

          2. [The undersigned shall be a US$ Bank and the amount of its U.S. Commitment shall be $___________________.] [The undersigned shall be a C$ Bank and amount of its Canadian Commitment shall be $_______________.]

          3. The undersigned's address for notices for the purposes of the Credit Agreement is as follows:

          4. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                                             [INSERT NAME OF BANK]


                                             By________________________________
                                              Title:


Accepted this _____ day of
______________, 199_.

CHRYSLER CORPORATION


By____________________________
  Title:


Accepted this ____ day of
______________, 199_.

THE CHASE MANHATTAN BANK, as Administrative Agent


By____________________________
  Title:

                                                                    EXHIBIT B TO
                                                      REVOLVING CREDIT AGREEMENT

                    [FORM OF COMMITMENT INCREASE SUPPLEMENT]


          SUPPLEMENT, dated _________________, to the Revolving Credit Agreement, dated as of April 24, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER CORPORATION ("Chrysler"), CHRYSLER CANADA LTD. ("Chrysler Canada"), the Banks parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and THE CHASE MANHATTAN BANK, as Administrative Agent.


                             W I T N E S S E T H :


          WHEREAS, the Credit Agreement provides in subsection 13.9(b) thereof that any Bank with the consent of Chrysler may increase the amount of its Commitment by executing and delivering to Chrysler and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

          WHEREAS, the undersigned now desires to increase the amount of its Commitment under the Credit Agreement;

          NOW THEREFORE, the undersigned hereby agrees as follows:

          1. The undersigned agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement is accepted by Chrysler and the Administrative Agent it [shall have its U.S. Commitment to Chrysler increased by $______________] [shall have its Canadian Commitment to Chrysler Canada increased by $______________], thereby making the amount of its [U.S.] [Canadian] Commitment $______________].

          2. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                                              [INSERT NAME OF BANK]

                                              By________________________________
                                                Title:


Accepted this _____ day of
______________, 199_.

CHRYSLER CORPORATION


By____________________________
  Title:


Accepted this ____ day of
______________, 199_.

THE CHASE MANHATTAN BANK, as Administrative Agent


By____________________________
  Title:

                                                                    EXHIBIT C TO
                                                      REVOLVING CREDIT AGREEMENT

                [FORM OF OPINION OF SIMPSON THACHER & BARTLETT]


                                         April 24, 1997



To:  The Chase Manhattan Bank, as
     administrative agent under the
     Revolving Credit Agreement referred
     to below
     270 Park Avenue
     New York, New York 10017

     The Banks listed on Schedule I hereto

          Re:   The Revolving Credit Agreement, dated as of April 24, 1997
                (the "Credit Agreement"), among Chrysler Corporation, a
                Delaware corporation ("Chrysler"), Chrysler Canada Ltd., a Canadian corporation ("Chrysler Canada"; together with Chrysler, the "Facility Borrowers"), the Banks parties thereto, Royal
                Bank of Canada, as Canadian Administrative Agent, and The Chase Manhattan Bank, as Administrative Agent.

Ladies and Gentlemen:

          We have acted as counsel to the Administrative Agent in connection with the execution and delivery of the Credit Agreement.

          This opinion is delivered to you pursuant to subsection 6.1(e)(i) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          In arriving at the opinion expressed below, we have examined (a) a counterpart of the Credit Agreement, signed by Chrysler, Chrysler Canada, the Canadian Administrative Agent and the Administrative Agent and (b) such documents as we have deemed necessary or appropriate for the purposes of this opinion.

          In such examination, we have assumed the genuineness of all signatures, the authenticity, regularity and completeness of all documents submitted to us as originals, the completeness of all documents submitted to us as certified, conformed or photostatic copies and the conformity of such documents to the original documents.

          We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by each Facility Borrower; that each Facility Borrower is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement; that neither Facility Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended; that the execution, delivery and performance by each Facility Borrower of the Credit Agreement has been duly authorized BY all necessary corporate action on the part of each Facility Borrower, does not contravene the certificate of incorporation, by-laws or similar organizational documents of either Facility Borrower, does not violate, or require any consent not obtained under, any applicable law or regulation or any order, writ, injunction or decree of any court or other Governmental Authority binding upon either Facility Borrower and does not violate, or require any consent not obtained under, any contractual obligation applicable to or binding upon either Facility Borrower; and that the Credit Agreement constitutes a valid and legally binding obligation of the Canadian Administrative Agent and the Banks.

          Based upon the foregoing, and subject to the qualifications and comments set forth below, we are of the opinion that, insofar as the law of the State of New York is concerned, the Credit Agreement constitutes a valid and legally binding obligation of each Facility Borrower, enforceable against each Facility Borrower in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, except that we express no opinion as to (a) any indemnification obligations of the Facility Borrowers under the Credit Agreement to the extent such obligations might be deemed to be inconsistent with public policy; (b) any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Banks or either Agent; (c) any setoff right contained in subsection 13.7 or 13.8 of the Credit Agreement authorizing any Bank to set off and apply deposits at any time held, and any other indebtedness at any time owing, by such Bank to or for the account of any party against any participation transferred to or by such Bank;
(d) subsections 12.7 and 13.11 of the Credit Agreement; or (e) any Foreign Currency Subfacility.

          We note that (i) a New York statute provides that with respect to a foreign currency obligation, a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a United States Federal court in New York may award judgment in United States dollars, provided that we express no opinion as to the rate of exchange such court would apply.

          We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York.

          This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation without our prior written consent or furnished to any other person, firm or corporation other than any assignee or participant under the Credit Agreement or any bank examiner or other regulatory authority without our prior written consent.

                               Very truly yours,

                               SIMPSON THACHER & BARTLETT

                                   SCHEDULE I

                                   THE BANKS

                                                                  EXHIBIT D-1 TO
                                                      REVOLVING CREDIT AGREEMENT


                [FORM OF OPINION OF GENERAL COUNSEL TO CHRYSLER]


                                                                  April 24, 1997



To:  The Chase Manhattan Bank, as Administrative Agent

     The commercial banks (the "Banks") from time to time parties to the Revolving Credit Agreement dated as of April 24, 1997 among Chrysler Corporation, Chrysler Canada Ltd., the Banks, Royal Bank of Canada, as Canadian Administrative Agent, and The Chase Manhattan Bank, as Administrative Agent


Dear Sirs:

          I am General Counsel to Chrysler Corporation, a Delaware corporation ("Chrysler"), and have acted as such in connection with the execution and delivery of the Revolving Credit Agreement dated as of April 24, 1997 (the "Revolving Credit Agreement") among Chrysler, Chrysler Canada Ltd. ("Chrysler Canada"), the Banks, Royal Bank of Canada, as Canadian Administrative Agent, and The Chase Manhattan Bank, as Administrative Agent. This opinion is delivered to you pursuant to subsection 6.1(e)(ii) of the Revolving Credit Agreement. As used herein, the term "Facility Borrowers" refers to Chrysler and Chrysler Canada. Terms used herein which are defined in the Revolving Credit Agreement shall have the respective meanings set forth in the Revolving Credit Agreement, unless otherwise defined herein.

          In connection with this opinion, I or members of my staff have examined executed copies of each of the Revolving Credit Agreement and such corporate documents and records of Chrysler and certificates of public officials and officers of Chrysler, and such other documents, as I have deemed necessary or appropriate for the purposes of this opinion. For the purposes of this opinion, I have assumed (i) the genuineness of all signatures of, and the authority of, Persons signing the Revolving Credit Agreement on behalf of parties thereto other than Chrysler, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies and (iv) the due authorization, execution and delivery of the Revolving Credit Agreement by the parties thereto other than Chrysler. For the purposes of my opinions set forth in paragraphs 4 and 7 below, I have relied on an opinion letter of even date herewith issued by Fasken Campbell Godfrey, special Canadian counsel to Chrysler Canada, to the extent that matters relevant to the opinions set forth in such paragraphs are covered by such opinion letter.

          Based upon the foregoing, I am of the opinion that:

          1. Chrysler and each of its Significant Subsidiaries is duly incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and duly qualified as a foreign corporation to do business and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, operations, property or financial or other condition of Chrysler and its Subsidiaries taken as a whole.

          2. The execution, delivery and performance by Chrysler of the Revolving Credit Agreement are within Chrysler's corporate powers and have been duly authorized by all necessary corporate action.

          3. The execution, delivery and performance by each Facility Borrower of the Revolving Credit Agreement do not contravene (a) any Requirement of Law of the United States of America, the State of New York or the State of Michigan or (b) any provision of the General Corporation Law of the State of Delaware.

          4. The execution, delivery and performance by each Facility Borrower of the Revolving Credit Agreement do not contravene, to the best of my knowledge after due inquiry, any Contractual Obligation of Chrysler or any of its Subsidiaries.

          5. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority of the United States of America, the State of New York or the State of Michigan is required to be obtained or made by either Facility Borrower for the due execution, delivery and performance by each Facility Borrower of the Revolving Credit Agreement.

          6. The Revolving Credit Agreement has been duly executed and delivered on behalf of Chrysler.

          7. The Revolving Credit Agreement constitutes a legal, valid and binding obligation of each Facility Borrower enforceable against each Facility Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

          8. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best of my knowledge after due inquiry, threatened by or against Chrysler or against any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Revolving Credit Agreement or any of the transactions contemplated thereby, or (b) which might reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of Chrysler and its Subsidiaries taken as a whole.

          I express no opinion as to (a) any indemnification obligations of the Facility Borrowers under the Revolving Credit Agreement to the extent such obligations might be deemed to be inconsistent with public policy; (b) any provision of the Revolving Credit Agreement that purports to establish an evidentiary standard for determinations by the Banks or either Agent; (c) any setoff right contained in subsection 13.7 or 13.8 of the Revolving Credit Agreement authorizing any Bank to set off and apply deposits at any time held, and any other indebtedness at any time owing, by such Bank to or for the account of any party against any participation transferred to or by such Bank; (d) subsection 12.7 or 13.11 of the Revolving Credit Agreement; or (e) any Foreign Currency Subfacility.

          I note that (i) a New York statute provides that with respect to a foreign currency obligation, a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a United States Federal court in New York may award judgment in United States dollars, provided that I express no opinion as to the rate of exchange such court would apply.

          I am a member of the bar of the States of Michigan and New York, and the foregoing opinion may not be taken as extending to matters arising under laws other than the laws of the States of Michigan and New York, the corporate laws of the State of Delaware and the federal laws of the United States of America.


                               Very truly yours,

                                                                  EXHIBIT D-2 TO
                                                      REVOLVING CREDIT AGREEMENT

                              [FORM OF OPINION OF
                            FASKEN CAMPBELL GODFREY]


                                 April 24, 1997


The Chase Manhattan Bank, as Administrative Agent
270 Park Avenue
New York, New York  10017

The Banks parties to the Credit Agreement referred to below

Dear Sirs:

          We have acted as special Canadian counsel to Chrysler Canada Ltd., a Canadian corporation ("Chrysler Canada") in connection with the execution and delivery of the Revolving Credit Agreement, dated as of April 24, 1997 (the "Credit Agreement"), among Chrysler Corporation, Chrysler Canada, the Banks parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and The Chase Manhattan Bank, as Administrative Agent. This opinion is delivered to you pursuant to subsection 6.1(e)(iii) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

          In connection with this opinion, we have examined executed copies (or facsimile transmitted signature pages) of the Credit Agreement and such corporate documents and records of Chrysler Canada, and certificates of public officials and officers of Chrysler Canada, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of this opinion, we have assumed (i) the genuineness of all signatures of, and the authority of, Persons signing the Credit Agreement on behalf of parties thereto other than Chrysler Canada, (ii) the

The Chase Manhattan Bank,
as Administrative Agent               -2-                        April 24, 1997




authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies, (iv) the due authorization, execution and delivery of the Credit Agreement by the parties thereto other than Chrysler Canada and (v) the enforceability of the Credit Agreement against the parties thereto other than Chrysler Canada.

          The opinions expressed herein are limited to the laws of general application of the Province of Ontario and the laws of general application of Canada applicable therein (the "Specified Laws"), and we do not express any opinion herein concerning any other law (including, without limitation, any law of any political subdivision of the Province of Ontario).

          For purposes of the opinion set forth in paragraph 1 below, we have relied upon a Certificate of Compliance dated April __, 1997 issued by the Department of Industry and Science Canada and have assumed that a like certificate bearing today's date would be available if requested.

          Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

     1. Chrysler Canada is a corporation continued under the Canada Business Corporations Act and has not been discontinued or dissolved under that Act.

     2. The Credit Agreement has been duly executed on behalf of Chrysler Canada. The execution, delivery and performance by Chrysler Canada of the Credit Agreement (a) are within the corporate powers of Chrysler Canada, (b) have been duly authorized by all necessary corporate action on the part of Chrysler Canada, and (c) do not contravene (i) the articles or by-laws of Chrysler Canada, (ii) any statutory law, rule, or regulation under the Specified Laws presently in effect which affects or binds Chrysler Canada or, to our actual knowledge, any order, writ, judgment, injunction, determination or award presently in effect which affects or binds Chrysler Canada or any of its properties or (iii) to our actual knowledge, any Contractual Obligation to which Chrysler Canada is a party.

     3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority under the Specified Laws is required to be obtained or made by either Facility Borrower for the due execution, delivery and performance by such Facility Borrower of the Credit Agreement.

The Chase Manhattan Bank,
as Administrative Agent                   -3-                     April 24, 1997




     4. To our actual knowledge, no litigation or proceeding of or before any arbitrator or Governmental Authority of Canada or the Province of Ontario is pending by or against Chrysler Canada or against any of its properties or revenues (a) with respect to the Credit Agreement or (b) which would, if adversely determined, have a material adverse effect on the business, operations, property or financial condition of Chrysler and its Subsidiaries taken as a whole.

     5. None of the Canadian Administrative Agent or the C$ Banks will be liable for, and Chrysler Canada will not be required to deduct or withhold, any Canadian Withholding Tax (as defined below) on or from any amounts paid or credited to a C$ Bank that is a resident of Canada for purposes of the Income Tax Act (Canada) by Chrysler Canada on account of C$ Loans (including interest and Acceptance Fees) or Canadian Facility Fees under the Credit Agreement. None of the Administrative Agent or the Banks (other than the C$ Banks) will be subject to any Taxes (as defined below) on amounts paid or credited to a C$ Bank by Chrysler Canada on account of C$ Loans (including interest and Acceptance Fees) or Canadian Facility Fees under the Credit Agreement.

          The term "Taxes" shall mean all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or other similar charges in the nature of a tax together with any installments with respect thereto and any interest, fines and penalties, imposed by any Governmental Authority of Canada or of the Province of Ontario.

          The term "Canadian Withholding Tax" shall mean all taxes imposed under
          Part XIII of the Income Tax Act (Canada) and any similar taxes imposed under the Corporations Tax Act (Ontario).

     6. In any action or proceeding arising out of or relating to the Credit Agreement in any court of competent jurisdiction in the Province of Ontario, such court would recognize and give effect to the provisions of subsection 13.13 of the Credit Agreement wherein the respective parties thereto agree that the Credit Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York provided that such choice of laws is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction) and is not contrary to "public policy", as such term is understood under the Specified Laws and, to the extent specifically pleaded and proved as a fact by expert evidence, such court would apply the laws of the State of New York to all issues which under conflict of laws rules in effect in the Province of Ontario are characterized to be contract issues, except that any such court (i) will apply those laws of the Province of Ontario which such court characterizes as procedural and will not apply those laws of the State of New York which such court characterizes as procedural; (ii) will not apply those laws of the State of New York which such court would characterize as revenue, expropriatory, penal or similar laws; and (iii) will not apply those laws of the State of New York the application of which such court would characterize as inconsistent with "public policy", as such term is understood under the Specified Laws.

The Chase Manhattan Bank,
as Administrative Agent                  -4-                     April 24, 1997




     7. The laws of the Province of Ontario permit an action to be brought on a final, non-appealable, conclusive and subsisting judgment in personam of the courts of the State of New York or the courts of the United States of America for the Southern District of New York, which is not impeachable as void or voidable under the internal laws of the State of New York, for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario; (ii) such judgment debtor was duly served with the process of the courts of State of New York or the courts of the United States of America for the Southern District of New York or appeared to such process, (iii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with "public policy", as such term is understood under the Specified Laws or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada); (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, penal or similar laws; (v) there has been compliance with the Limitations Act (Ontario), which specifies a period within which an action to enforce a foreign judgment must be commenced; and (vi) prior to the rendering of judgment by the court in the Province of Ontario, the judgment debtor does not avail itself of any right or defense based on either law or admissible fact which has accrued to such judgment debtor subsequent to the entering of such judgment of the courts of the State of New York or the courts of the United States of America for the Southern District of New York. Pursuant to the Currency Act (Canada), a judgment in money rendered by a court of the Province of Ontario must be awarded in Canadian currency and such judgment may be based on a rate of exchange in effect on a day other than the day of payment of the judgment.

     8. Our review of the Credit Agreement pertaining to Chrysler Canada disclosed nothing which would indicate that the transactions contemplated by the Credit Agreement are inconsistent with "public policy" as such term is understood under the Specified Laws.

          Opinions expressed above based upon our "actual knowledge" refer solely to the conscious awareness of facts or other information by the lawyer who has signed this opinion and any lawyer who has had active involvement in negotiating the Credit Agreement or in preparing this opinion.

          This opinion is given as of the date hereof and we undertake no obligation to notify you of any changes in law or fact occurring after the date hereof. This opinion is furnished to you solely in connection with the execution and delivery of the Credit Agreement, may not be furnished to any other person, firm or corporation, other than any assignee or participant under the Credit Agreement or any bank examiner or other regulatory authority, without our prior written consent, and may not be relied upon by anyone other than you and the other counsel providing legal opinions to you pursuant to

The Chase Manhattan Bank,
as Administrative Agent                 -5-                       April 24, 1997




subsection 6.1(f) of the Credit Agreement, and then by you and such other counsel only in connection with the execution and delivery of the Credit Agreement.

                                               Yours very truly,

                                                                 EXHIBIT E-1 TO
                                                     REVOLVING CREDIT AGREEMENT


                      [FORM OF ASSIGNMENT AND ACCEPTANCE]

                           ASSIGNMENT AND ACCEPTANCE

     Reference is made to the Revolving Credit Agreement, dated as of April 24, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER CORPORATION ("Chrysler"), CHRYSLER CANADA LTD. ("Chrysler Canada"), the Banks parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and THE CHASE MANHATTAN BANK, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

     The assignor listed on SCHEDULE 1 (the "Assignor") and the assignee listed on SCHEDULE 1 (the "Assignee") agree as follows:

I. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), an interest (the "Assigned Interest"), as described on
SCHEDULE 1, in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as set forth on SCHEDULE 1 (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on SCHEDULE 1.

     II. The Assignor A. makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, and B. makes no representation or warranty and assumes no responsibility with respect to the financial condition of Chrysler, Chrysler Canada, any Subsidiaries or any other obligor or the performance or observance by Chrysler, Chrysler Canada, any Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto.

     III. The Assignee A. represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; B. confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; C. agrees that it has made and will, independently and without reliance upon the Assignor, either Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; D. appoints and authorizes the Administrative Agent to

The Chase Manhattan Bank,
as Administrative Agent                   -2-                     April 24, 1997




take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; E. in the case of each C$ Bank, appoints and authorizes the Canadian Administrative Agent to take such action as Canadian administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Canadian Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and F. agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

     IV. The effective date of this Assignment and Acceptance shall be the date specified on SCHEDULE 1 (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the relevant Agent for recording by such Agent pursuant to subsection 13.6(d) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such recording by the relevant Agent).

     V. Upon such recording, from and after the Effective Date, the relevant Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) which accrue subsequent to the Effective Date to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments by the relevant Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

     VI. From and after the Effective Date, A. the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and shall be bound by the provisions thereof and B. the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     VII. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

                                   SCHEDULE 1
                          TO ASSIGNMENT AND ACCEPTANCE
     RELATING TO THE REVOLVING CREDIT AGREEMENT, DATED AS OF APRIL 24, 1997 AMONG CHRYSLER CORPORATION, CHRYSLER CANADA LTD., THE BANKS PARTIES THERETO,
             ROYAL BANK OF CANADA, AS CANADIAN ADMINISTRATIVE AGENT
             AND THE CHASE MANHATTAN BANK, AS ADMINISTRATIVE AGENT
--------------------------------------------------------------------------------


Name and Address of Assignor:




Name and Address of Assignee:




Effective Date of Assignment:



             Credit                      Principal
       Facility Assigned              Amount Assigned
    -----------------------        ----------------------

                                      $
                                       ---------------





[Name of Assignee]                                      [Name of Assignor]


By                                                      By
  -------------------------                               ---------------------
Name:                                                   Name:
Title:                                                  Title:

                                             Consented To:

                                             CHRYSLER CORPORATION


                                             By: ______________________
                                                 Name:
                                                 Title:



                                             THE CHASE MANHATTAN BANK, as
                                             Administrative Agent



                                             By:  _____________________
                                                  Name:
                                                  Title:


                                             [Consents required only to the
                                             extent expressly provided in
                                             subsection 13.6(c) of the Credit
                                             Agreement.]




Receipt Acknowledged for Purposes of Recordation in the relevant Register:


[THE CHASE MANHATTAN BANK, as Administrative Agent

By:_____________________
   Name:
   Title:]

[ROYAL BANK OF CANADA, as Canadian
  Administrative Agent

By:____________________
   Name:
   Title:]

                                                                  EXHIBIT E-2 TO
                                                      REVOLVING CREDIT AGREEMENT

                  [FORM OF COMMITMENT REALLOCATION SUPPLEMENT]


          SUPPLEMENT, dated _________________, to the Revolving Credit Agreement, dated as of April 24, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among CHRYSLER CORPORATION ("Chrysler"), CHRYSLER CANADA LTD., the Banks parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and THE CHASE MANHATTAN BANK, as Administrative Agent.


                             W I T N E S S E T H :


          WHEREAS, the Credit Agreement provides in subsection 13.9(c) thereof that Chrysler, with the consent of the affected Bank(s) and the Administrative Agent, may reallocate all or any portion of the Canadian Commitment of any C$ Bank to the U.S. Commitment of such C$ Bank's Related US$ Bank or reallocate all or any portion of the U.S. Commitment of any US$ Bank to the Canadian Commitment of such US$ Bank's Related C$ Bank by executing and delivering to the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement;

          WHEREAS, Chrysler now desires to reallocate the [Canadian][U.S.] Commitment of [insert name of Bank] to the [U.S.][Canadian] Commitment of its Related [US$][C$] Bank (the "Affected Bank(s)") under the Credit Agreement; and

          WHEREAS, each of the Affected Bank(s) and the Administrative Agent has consented to such reallocation;

          NOW THEREFORE, each party hereto hereby agrees as follows:

          1. Each party hereto agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement has been consented to by each of the Affected Bank(s) and the Administrative Agent, [insert name of Bank] shall have $__________ of its [Canadian][U.S.] Commitment reallocated to the [U.S.][Canadian] Commitment of its Related [US$][C$] Bank, thereby making the amount of its [Canadian][U.S.] Commitment $________ and the amount of its Related [US$][C$] Bank's [U.S.][Canadian] Commitment $_________.

          2. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

          IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

                                        CHRYSLER CORPORATION

                                        By___________________________
                                          Title:


Consented to this ____ day of
______________, 199_.

[NAME(S) OF BANK(S)]


By__________________________
  Title:


Consented to this ____ day of
______________, 199_.

THE CHASE MANHATTAN BANK, as Administrative Agent


By__________________________
  Title:

                                                                  EXHIBIT F-1 TO
                                                      REVOLVING CREDIT AGREEMENT



                               [FORM OF ADDENDUM]



                     ADDENDUM TO REVOLVING CREDIT AGREEMENT


          The undersigned Bank (a) agrees to all of the provisions of the Revolving Credit Agreement dated as of April 24, 1997 among Chrysler Corporation ("Chrysler"), Chrysler Canada Ltd. ("Chrysler Canada"), the Banks parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and The Chase Manhattan Bank, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), and (b) becomes a party thereto, as a Bank and, in each case to the extent indicated on Schedule I to the Credit Agreement, a US$ Bank and a C$ Bank, with an obligation (i) in the case of a US$ Bank, to make U.S. Loans to Chrysler and
(ii) in the case of a C$ Bank, to make C$ Prime Loans to and accept Bankers' Acceptances from Chrysler Canada, provided, that, after giving effect thereto, as applicable, (x) the aggregate principal amount of a US$ Bank's U.S. Loans shall not exceed such US$ Bank's U.S. Commitment as set forth opposite the undersigned Bank's name on said Schedule I (or, if less, its U.S. Net Commitment) and (y) the aggregate principal amount (US$ Equivalent) of a C$ Bank's C$ Prime Loans and Bankers' Acceptances shall not exceed such C$ Bank's Canadian Commitment as set forth opposite the undersigned Bank's name on said
Schedule I, in each case as the amount of such U.S. Commitment or Canadian Commitment, as applicable, may be changed from time to time as provided in the Credit Agreement. Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

                                ________________________________
                                 (NAME OF BANK)



                                By_______________________________
                                  Title:





As of April 24, 1997

                                                                  EXHIBIT F-2 TO
                                                      REVOLVING CREDIT AGREEMENT


                [FORM OF FOREIGN CURRENCY SUBFACILITY ADDENDUM]


                     FOREIGN CURRENCY SUBFACILITY ADDENDUM


To:    The Chase Manhattan Bank, as Administrative Agent

From:  Chrysler Corporation
       [Insert name[s] of Foreign Subsidiary Borrower[s]]

1. This Foreign Currency Subfacility Addendum is being delivered to you pursuant to subsection 11.1(a) of the Revolving Credit Agreement, dated as of April 24, 1997, among Chrysler Corporation ("Chrysler"), Chrysler Canada Ltd., the Banks parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and The Chase Manhattan Bank, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          2. The effective date (the "Addendum Effective Date") of this Foreign Currency Subfacility Addendum will be ______________________ __, 19__.

          3. Please be advised that, as of the Addendum Effective Date, the credit facility described below is hereby designated as a "Foreign Currency Subfacility" for the purposes of the Credit Agreement.


TYPE OF SUBFACILITY:*/


FOREIGN CURRENC[Y][IES]:


FOREIGN CURRENCY SUBFACILITY                       Foreign Currency Subfacility
MAXIMUM BORROWING AMOUNTS:      Name of Bank       Maximum Borrowing Amount
                                ------------       ----------------------------


                                                              $



__________________________________

*/ Insert short description of terms of Foreign Currency Subfacility, and state whether it is designated as a Foreign Committed Subfacility or a Foreign Uncommitted Subfacility.

          4. Chrysler hereby represents and warrants that (i) the documentation complies in all respects with the requirements of Section 11 of the Credit Agreement and (ii) ______________ of ______________**/ contains an express acknowledgement that such Foreign Currency Subfacility shall be subject to the provisions of Section 11 of the Credit Agreement.


                                             CHRYSLER CORPORATION

                                             By ___________________________
                                                Title:


                                             [INSERT NAME OF FOREIGN SUBSIDIARY
                                             BORROWER]

                                             By ___________________________
                                                Title:


                                             [NAME OF BANK]***/

                                             By ___________________________
                                                Title:


Acknowledged:

THE CHASE MANHATTAN BANK, as Administrative Agent

By__________________________
  Title:





____________________

**/ Provide citation to relevant provision from the documentation and attach page containing such provision.

***/ In lieu of executing Foreign Currency Subfacility Addendum, Bank(s) may instead attach such Addendum as an Exhibit to the relevant Foreign Currency Subfacility documentation.

                                                                    EXHIBIT G TO
                                                      REVOLVING CREDIT AGREEMENT

                         [FORM OF CLOSING CERTIFICATE]

                              CLOSING CERTIFICATE

          Pursuant to subsections 6.1(b), (c) and (d) of the Revolving Credit Agreement dated as of April 24, 1997 (the "Credit Agreement"; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement) among CHRYSLER CORPORATION ("Chrysler"), CHRYSLER CANADA LTD. ("Chrysler Canada"), the Banks parties thereto, ROYAL BANK OF CANADA, as Canadian Administrative Agent, and THE CHASE MANHATTAN BANK, as Administrative Agent, the undersigned ________ of [Chrysler] [Chrysler Canada] hereby certifies as follows:

1. The representations and warranties of [Chrysler] [Chrysler Canada] contained in the Credit Agreement or in any certificate, document or financial or other statement furnished by or on behalf of [Chrysler] [Chrysler Canada] pursuant to or in connection with the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

          2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made on the date hereof; and

          3.  ____________________ is and at all times since ______________
     19__, has been the duly elected and qualified [Assistant] Secretary of [Chrysler] [Chrysler Canada] and the signature set forth on the signature line for such officer below is such officer's true and genuine signature;

and the undersigned [Assistant] Secretary of [Chrysler] [Chrysler Canada] hereby certifies as follows:

          4. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against [Chrysler] [Chrysler Canada], nor to my knowledge has any other event occurred affecting or threatening the corporate existence of [Chrysler] [Chrysler Canada];

          5. [Chrysler] [Chrysler Canada] is a corporation duly organized, validly existing and in good standing under the laws of [Delaware] [Canada];

          6. Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of [Chrysler] [Chrysler Canada] on _________, 19__; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of [Chrysler] [Chrysler Canada] now in force relating to or affecting the matters referred to therein;

          7. Attached hereto as Exhibit B is a complete and correct copy of the by-laws of [Chrysler] [Chrysler Canada] as in effect at all times since _________________, 19__ to and including the date hereof; and attached hereto as Exhibit C is a true and complete copy of the certificate of incorporation of [Chrysler] [Chrysler Canada] as in effect at all times since ___________________, 19__ to and including the date hereof; and

          8. The following persons are now duly elected and qualified officers of [Chrysler] [Chrysler Canada] holding the offices indicated next to their respective names below, and such officers have held such offices with [Chrysler] [Chrysler Canada] at all times since ________________, 19__ to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of [Chrysler] [Chrysler Canada] the Credit Agreement and any certificate or other document to be delivered by [Chrysler] [Chrysler Canada] pursuant to the Credit Agreement:


     Name              Office                    Signature
     ----              ------                    ---------

  __________         [________]                _________________

  __________     [Assistant] Secretary         _________________


         IN WITNESS WHEREOF, the undersigned have hereto set our names.


  ________                              _______________


  Title:  [________]                        Title:  [Assistant] Secretary

  Date:  April 24, 1997

                                                                    EXHIBIT H TO
                                                      REVOLVING CREDIT AGREEMENT




                      [FORM OF U.S. LOAN PROMISSORY NOTE]

                           U.S. LOAN PROMISSORY NOTE



$___________
                                                              New York, New York
                                                               ___________, 199_


     FOR VALUE RECEIVED, the undersigned, Chrysler Corporation, a Delaware corporation ("Chrysler"), hereby unconditionally promises to pay to the order of [NAME OF BANK] (the "Bank") at the office of The Chase Manhattan Bank, located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, on the Termination Date the principal amount of (a) [AMOUNT IN WORDS] DOLLARS ($__________), or, if less, (b) the aggregate unpaid principal amount of all U.S. Loans made by the Bank to Chrysler pursuant to subsection 2.1 of the Credit Agreement, as hereinafter defined. Chrysler further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 4.2 of such Credit Agreement.

     The holder of this promissory note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, the date, Type and amount of each U.S. Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in such endorsement shall not affect the obligations of Chrysler in respect of any U.S. Loan.

     This promissory note (a) has been issued pursuant to subsection 13.6(g) of the Revolving Credit Agreement dated as of April 24, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Chrysler, Chrysler Canada Ltd., a Canadian corporation, the Banks from time to time parties thereto, Royal Bank of Canada, as Canadian Administrative Agent, and The Chase Manhattan Bank, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement.

     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this promissory note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

     All parties now and hereafter liable with respect to this promissory note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

     THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                       CHRYSLER CORPORATION


                                       By:  ________________________
                                          Title:

                                                                      Schedule A
                                                    to U.S. Loan Promissory Note


              LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS


                                Amount                                  Amount of Base Rate
       Amount of Base Rate    Converted to     Amount of Principal of    Loans Converted to    Unpaid Principal Balance   Notation
Date       Loans             Base Rate Loans   Base Rate Loans Repaid    Eurodollar Loans       of Base Rate Loans        Made By














                                                                     Schedule B
                                                   to U.S. Loan Promissory Note

     LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR  LOANS



                                               Interest Period       Amount of          Amount of
                          Amount Converted      and Eurodollar      Principal of     Eurodollar Loans    Unpaid Principal
          Amount of        to Eurodollar      Rate with Respect   Eurodollar Loans   Converted to Base     Balance of       Notation
Date    Eurodollar Loans      Loans              Thereto             Repaid            Rate Loans        Eurodollar Loans    Made By


